UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2

C. R. Bard, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

March 16, 2007

Dear Shareholder:

Your Board of Directors joins me in extending an invitation to attend the 2007 Annual Meeting of Shareholders which will be held on Wednesday, April 18, 2007, at the North Maple Inn, 300 North Maple Avenue, Basking Ridge, New Jersey. The meeting will start promptly at 10:00 a.m.

We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement.

If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided.

Sincerely,

TIMOTHY M. RING

Chairman and

Chief Executive Officer

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 18, 2007, at the North Maple Inn, 300 North Maple Avenue, Basking Ridge, New Jersey, at 10:00 a.m. for the following purposes:

1.	To elect three Class II directors for a term of three years;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2007; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 26, 2007 are entitled to notice of and to vote at the meeting.

Copies of the Annual Report to Shareholders and Form 10-K/A of C. R. Bard, Inc. for 2006 are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card.

All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting in person are requested to vote either: (i) by telephone as directed on the enclosed proxy card; (ii) over the Internet as directed on the enclosed proxy card; or (iii) by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed envelope provided.

By order of the Board of Directors

STEPHEN J. LONG

Vice President, General Counsel and Secretary

March 16, 2007

NO MATTER HOW MANY SHARES YOU OWNED

ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD; OR (iii) ON THE ENCLOSED PROXY CARD BY SIGNING, DATING AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD PROMPTLY.

C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL

We are furnishing this proxy statement to the shareholders of C. R. Bard, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2007 Annual Meeting of Shareholders referred to in the attached notice and at any adjournments of that meeting. The Annual Meeting will be held on Wednesday, April 18, 2007, at the North Maple Inn, 300 North Maple Avenue, Basking Ridge, New Jersey, at 10:00 a.m. We expect to mail this proxy statement and the accompanying proxy card or voting instruction card beginning on March 16, 2007 to each shareholder entitled to vote.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “C. R. Bard” refer to C. R. Bard, Inc.

Voting

You should specify your choices with regard to each of the proposals on the enclosed proxy card or voting instruction card. The persons named as proxies will vote all properly executed proxy cards that are delivered by shareholders to us in time to be voted at the Annual Meeting and that are not revoked in accordance with the directions noted on the proxy card. In the absence of such instructions from you, the persons named as proxies will vote the shares represented by a signed and dated proxy card “FOR” the election of all director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their discretion.

Revocation of Proxies

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation in writing to our Secretary, at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974 (by mail or overnight delivery);

•	executing and delivering to our Secretary or our transfer agent a proxy card relating to the same shares bearing a later date than the original proxy; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the beneficial owner’s brokerage firm. In addition, if you hold your shares in street name, you must have a proxy from the record holder of the shares to vote in person at the Annual Meeting.

Quorum

Under New Jersey law and our By-Laws, the presence in person or by proxy of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on the proposal.

Our transfer agent will tabulate the votes cast at the Annual Meeting. Votes withheld for the election of directors have no impact on the election of directors. Abstentions and broker non-votes are counted as shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are not included in the determination of the shares voted and, therefore, will have no effect on Proposal No. 2.

Participants in our 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any shares for which the trustee does not receive voting instructions in the same proportion as the shares voted by the plan’s participants.

Outstanding Voting Securities

On February 26, 2007, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, our outstanding voting securities consisted of 103,956,887 shares of common stock. Each share is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates all persons who, to our knowledge, beneficially owned more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	14,405,379	(1)	14.0%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071(2)	9,052,150	(2)	8.8%

(1)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,723,250 shares, or 13.326% of the outstanding shares of our common stock, as a result of its service as an investment adviser to various investment companies. Each of Edward C. Johnson 3d, FMR’s Chairman, FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 13,723,250 shares owned by those investment companies. The Boards of Trustees of the investment companies have the sole power to vote the 13,723,250 shares owned by the investment companies. Fidelity Management Trust Company (“FMTC”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, is the beneficial owner of 13,200 shares, or 0.013% of the outstanding shares of our common stock, as a result of its service as an investment manager to various institutional accounts. Each of Mr. Johnson and FMR, through its control of FMTC, has sole power to vote and dispose of the 13,200 shares of our common stock owned by those institutional accounts. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 762 shares, or .001% of the outstanding shares of our common stock, as a result of its service as an investment advisor to individuals. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, which comprise approximately 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family group may be deemed, under the Investment Company Act of 1940, to form a controlling group as to FMR. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, an investment manager to various non-U.S. investment companies, is the beneficial owner of 77,400 shares, or ..075% of the outstanding shares of our common stock. Mr. Johnson is the Chairman of FIL, and through a partnership with members of his family, has the power to vote approximately 47% of FIL voting stock. Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 26,100 shares, or 0.025% of the outstanding shares of our common stock, as a result of its service as an investment manager to various institutional accounts, non-U.S. mutual funds or investment companies. Each of Mr. Johnson and FMR, through its control of PGALLC, has sole power to vote and dispose of the 26,100 shares of our common stock owned by those institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 564,667 shares, or 0.548% of our outstanding common stock, as a result of its serving as investment manager of institutional accounts owning such shares. Each of Mr. Johnson and FMR, through its control of PGATC, has sole power to vote and dispose of the 564,667 shares of our common stock owned by the institutional accounts managed by PGATC. The foregoing information is based on Amendment No. 3 to the Schedule 13G filed by FMR on February 14, 2007 reporting ownership as of December 31, 2006.

(2)	Capital Research and Management Company (“Capital Research”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 9,052,150 shares or 8.8% of the outstanding shares of our common stock as a result of its service as an investment adviser to various investment companies. Capital Research disclaims beneficial ownership of all 9,052,150 of the shares. Capital Research has sole dispositive power with respect to all 9,052,150 of the shares and sole voting power with respect to 1,376,550 of these shares. The Growth Fund of America, Inc. (the “Growth Fund”), an investment company registered under the Investment Company Act of 1940, is the beneficial owner of 6,724,500 of these shares, or 6.5% of the outstanding shares of our common stock. The Growth Fund has sole voting power with respect to all 6,724,500 of the shares. The Growth Fund is advised by Capital Research. The foregoing information is based on a Schedule 13G filed by Capital Research on February 12, 2007 reporting ownership as of December 31, 2006.

SECURITY OWNERSHIP OF MANAGEMENT

The table below contains information as of February 26, 2007 with respect to the beneficial ownership of our common stock by each of the following, in each case based on information provided by these individuals:

•	directors and director nominees;

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the last fiscal year, whom we collectively refer to as the “named executive officers”; and

•	all directors and executive officers as a group.

Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of our common stock shown as beneficially owned.

	Shares of Common Stock Beneficially Owned
Name	Held as of February 26, 2007(1)(2)	Right to Acquire Within 60 Days of February 26, 2007 Under Options	Percent of Class
Marc C. Breslawsky	47,379	16,800	*
T. Kevin Dunnigan	55,302	16,800	*
Herbert L. Henkel	17,200	9,600	*
Brian P. Kelly	77,031	148,500	*
Theodore E. Martin	11,862	3,600	*
Gail K. Naughton	4,404	2,400	*
Amy S. Paul	69,167	166,700	*
Timothy M. Ring	200,966	1,085,098	1.2%
Todd C. Schermerhorn	40,826	463,520	*
Tommy G. Thompson	5,459	400	*
John H. Weiland	203,855	663,607	*
Anthony Welters	26,136	14,400	*
Tony L. White	42,104	16,800	*
All Directors and Executive Officers as a group (18 people)	912,252	2,816,525	3.5%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes phantom stock shares credited to the accounts of non-employee directors under our Deferred Compensation Contract, Deferral of Directors’ Fees for non-employee directors, as follows: Marc C. Breslawsky, 22,312; T. Kevin Dunnigan, 21,061; Herbert L. Henkel, 7,632; Theodore E. Martin, 4,060; Tommy G. Thompson, 1,453; Anthony Welters, 10,631; Tony L. White, 18,631. See “Director Compensation — Fees and Deferred Compensation.” Also includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: Marc C. Breslawsky, 18,267; T. Kevin Dunnigan, 23,895; Herbert L. Henkel, 5,931; Theodore E. Martin, 4,185; Gail K. Naughton, 2,781; Tommy G. Thompson, 1,806; Anthony Welters, 11,073; Tony L. White, 18,267. See “Director Compensation — Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)	Includes restricted stock units purchased under our Management Stock Purchase Program, as follows: Brian P. Kelly, 23,233; Amy S. Paul, 24,410; Timothy M. Ring, 34,747; Todd C. Schermerhorn, 9,604; John H. Weiland, 63,157; all executive officers (other than the named executive officers) as a group, 24,453. See “Executive Officer Compensation — Nonqualified Deferred Compensation — MSPP.” Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission, or the “SEC,” and the New York Stock Exchange, or the “NYSE,” by specific dates, transactions and holdings in our common stock. Based on our records and other information provided by those persons, we believe that during fiscal year 2006 all of these filing requirements were timely satisfied, except for: (1) an option exercise by Mr. Dunnigan on February 9, 2006, reported late on Form 4 on February 15, 2006, and (2) the acquisition of shares of common stock by Mr. Thompson on February 22, 2006, reported late on Form 4 on May 4, 2006.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

There are currently ten members on our Board of Directors, which is divided into three classes. Class I consists of Marc C. Breslawsky, Herbert L. Henkel, Tommy G. Thompson and Timothy M. Ring, whose terms expire in 2009. Class II consists of Theodore E. Martin, Anthony Welters and Tony L. White, whose terms expire at the Annual Meeting. Class III consists of T. Kevin Dunnigan, Gail K. Naughton and John H. Weiland, whose terms expire in 2008.

Upon election by the shareholders, directors serve for a three-year term and until their successors are elected and qualified. Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the election of the three nominees named below. In the event that any nominee is unable to serve as a director, the accompanying proxy will be voted for such other person or persons as may be nominated by the Board of Directors. We have no reason to believe that any nominee will be unable to serve.

Set forth below are the names, principal occupations and ages of the three nominees for election as directors and of the other current directors, as well as information relating to other positions held by them with us and other companies. The information set forth below as to principal occupation is for at least the last five years. There are no family relationships among or between any of the directors, executive officers and nominees for director.

Nominees for Re-election as Class II Directors

(Terms to Expire in 2010)

Theodore E. Martin
Retired President and Chief Executive Officer of Barnes Group Inc. (manufacturer of precision metal parts and distributor of industrial supplies) since December 1998, having been President and Chief Executive Officer from 1995 to 1998 and Group Vice President from 1990 to 1995; age 67. Mr. Martin has been a director of C. R. Bard since October 2003 and is a member of the Audit Committee, Finance Committee, Science and Technology Committee and Regulatory Compliance Committee. He is also a director of Ingersoll-Rand Company, Unisys Corporation and Applera Corporation.

Anthony Welters
Executive Vice President, UnitedHealth Group (a diversified health and well-being company), since January 2007, having been President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989; age 52. Mr. Welters has been a director of C. R. Bard since February 1999 and is a member of the Compensation Committee, Governance Committee, Science and Technology Committee and Regulatory Compliance Committee. Mr. Welters is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. He is also a director of West Pharmaceutical Services, Inc., Qwest Communications International, Inc. and serves as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta.

Tony L. White

Chairman, President and Chief Executive Officer of Applera Corporation (life science systems and products) since September 1995; age 60. Mr. White has been a director of C. R. Bard since July 1996 and is a member of the Executive Committee, Governance Committee and Compensation Committee. He is also a director of Ingersoll-Rand Company.

Other Directors of the Company

Class I Directors

(Terms Expire in 2009)

Marc C. Breslawsky
Retired Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions) since December 2005, having been Chairman and Chief Executive Officer from December 2001 to December 2005; President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994; age 64. Mr. Breslawsky has been a director of C. R. Bard since June 1996 and is a member of the Audit Committee and Finance Committee. He is also a director of UIL Holdings Corporation, Océ-USA Holding, Inc. and The Brink’s Company.

Herbert L. Henkel
Chairman, President and Chief Executive Officer of Ingersoll-Rand Company (manufacturer of industrial products and components) since May 2000, having been President and Chief Executive Officer since October 1999 and President and Chief Operating Officer from April to October 1999; President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998; age 58. Mr. Henkel has been a director of C. R. Bard since April 2002 and is a member of the Executive Committee, Compensation Committee, Governance Committee and Finance Committee.

Tommy G. Thompson
Former U.S. Department of Health and Human Services Secretary from February 2001 to January 2005, having been Governor of Wisconsin from November 1986 to February 2001; age 65. Mr. Thompson has been a partner in the Akin Gump Strauss Hauer & Feld LLP law firm since March 2005, has served as Independent Chairman of the Deloitte Center for Health Solutions since March 2005 and has been President of Logistics Health, Inc. (medical readiness and homeland security solutions) since February 2005. Mr. Thompson has been a director of C. R. Bard since August 2005 and is a member of the Science and Technology Committee and Regulatory Compliance Committee. Mr. Thompson is a recipient of the prestigious Horatio Alger Award. He is also a director of Centene Corporation and Picis, Inc., which is in the process of an initial public offering.

Timothy M. Ring

Chairman and Chief Executive Officer of C. R. Bard since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Corporate Vice President-Human Resources from June 1992 to December 1993; age 49. Mr. Ring has been a director of C. R. Bard since August 2003 and is a member of the Executive Committee. He is also a director of CIT Group Inc.

Class III Directors

(Terms Expire in 2008)

T. Kevin Dunnigan
Retired Chairman of Thomas & Betts Corporation (electrical connectors and components) since December 2005, having been Chairman from January 2004 to December 2005, having been a director since 1975 and having been Chairman, President and Chief Executive Officer from October 2000 to January 2004, Chairman from 1992 to May 2000, Chief Executive Officer from 1985 to 1997 and President from 1980 to 1994; age 69. Mr. Dunnigan has been a director of C. R. Bard since December 1994 and is a member of the Executive Committee, Audit Committee and Finance Committee. He is also a director of Deere & Company.

Gail K. Naughton, Ph.D.
Dean, College of Business Administration, San Diego State University since August 2002, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991; age 51. In March 2003, ATS liquidated pursuant to an order of the United States Bankruptcy Court for the Southern District of California, following the filing of a voluntary petition under Chapter 11 in October 2002. Dr. Naughton has been a director of C. R. Bard since July 2004 and is a member of the Regulatory Compliance Committee and Science and Technology Committee. She is also a director of SYS Technologies.

John H. Weiland

President and Chief Operating Officer of C. R. Bard since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997; age 51. Mr. Weiland joined C. R. Bard from Dentsply International in March 1996. Mr. Weiland has been a director of C. R. Bard since April 2005.

CORPORATE GOVERNANCE

Director Independence

The NYSE listing standards require that a majority of our Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In accordance with the NYSE listing standards, our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on our website at www.crbard.com, and we will provide a copy to shareholders upon request. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, C. R. Bard for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive officer, director, trustee or employee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the current members of the Board of Directors, other than Mr. Ring and Mr. Weiland, are independent under the NYSE listing standards and satisfy our categorical standards set forth above. In making this determination, the Board of Directors considered ordinary course, arm’s-length transactions with the companies that are affiliated with Messrs. Breslawsky, Henkel, Martin and Welters, and with an affiliate of the organization for which Mr. Thompson serves as an independent chairman. In each case, the amount of the transactions with these companies was below the thresholds set forth in the NYSE listing standards or in the categorical standards in the Corporate Governance Guidelines.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 applicable to audit committee independence, including the rules of the SEC thereunder.

We have adopted a Business Ethics Policy that is available on our website at www.crbard.com, and we will provide a copy to shareholders upon request.

The Board of Directors and Committees of the Board

The Board of Directors held six regular meetings and one special meeting in 2006. During 2006, each director attended more than 75% of all meetings of the Board of Directors and Committees on which he or she served.

Director Attendance at Annual Meetings

We encourage all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2006 annual meeting of shareholders.

Board Committees

The Board of Directors has the following standing committees that met in 2006: an Audit Committee, a Compensation Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee, a Finance Committee and an Executive Committee.

Audit Committee

The Audit Committee, currently composed of directors Breslawsky, Dunnigan and Martin, met six times during 2006. Mr. Dunnigan chairs the Audit Committee. Mr. Dunnigan also conducted several interim meetings with management to review our quarterly earnings announcements and filings relating to certain of our benefits plans. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations adopted by the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter that is available on our website at www.crbard.com, and we will provide a copy to shareholders upon request.

The principal functions of the Audit Committee are to:

•	appoint, compensate, terminate and oversee the work of our independent registered public accounting firm;

•	approve in advance all audit and non-audit services provided by our independent registered public accounting firm;

•

review with management and our independent registered public accounting firm, prior to public dissemination, our earnings press releases and annual and quarterly financial statements, including disclosure contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review, in consultation with our independent registered public accounting firm, management and our internal auditors, our financial reporting processes, including internal controls; and

•

report regularly to the full Board of Directors, including with respect to any issues that arise regarding the quality or integrity of our financial statements, the performance and independence of our independent registered public accounting firm or the performance of our internal audit function.

Compensation Committee

The Compensation Committee, currently composed of directors Henkel, Welters and White, met five times during 2006. Mr. White chairs the Compensation Committee. Each member of the Compensation Committee must be determined by the Board of Directors to be an independent, non-employee and outside director under the rules of the NYSE, the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. In 2006, the Board of Directors determined that all members of the Compensation Committee met these requirements. Except for the standard compensation received in connection with service on the Board of Directors and its committees, the members of the Compensation Committee are not eligible to participate in any of our compensation plans or programs that they administer. The Compensation Committee operates under a written charter that is available on our website at www.crbard.com, and we will provide a copy to shareholders upon request.

The principal functions of the Compensation Committee are to:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

evaluate the performance of the CEO and, with the assistance of the CEO, the performance of our other executive officers, and determine and approve the annual salary, bonus, equity-based incentives and other benefits and perquisites of the CEO and our other executive officers;

•	periodically review compensation programs and policies;

•	review, monitor and approve equity-based compensation plans;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•	report regularly to the full Board of Directors on executive compensation matters.

Executive Officer Compensation Process

The Compensation Committee generally addresses certain of its key responsibilities at its meetings held in February, June and December of each year. At its February meeting, the Committee approves the amount of the annual incentive bonus awards, if any, for the prior plan year under our 2005 Executive Bonus Plan, approves increases to base salaries for the upcoming year and establishes the performance targets for the upcoming plan year under our 2005 Executive Bonus Plan. At its June meeting, the Committee approves annual equity awards under our 2003 Long Term Incentive Plan. At its December meeting, the Committee establishes the budget for merit-based increases that are made early in the following year, evaluates Mr. Ring’s performance for the year, establishes preliminary goals for Mr. Ring for the following year and discusses preliminary performance targets for the upcoming plan year under our 2005 Executive Bonus Plan.

The Compensation Committee has the authority to select and/or retain a compensation consultant to assist in the evaluation of executive compensation. To obtain access to independent compensation data, analysis and advice, a compensation consultant, Watson Wyatt Worldwide, was retained in 2006 on behalf of the Compensation Committee. A representative of Watson Wyatt attends Compensation Committee meetings as necessary. The principal projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data and evaluation of proposed compensation programs or changes to existing programs.

The Compensation Committee believes that input from both our executive officers and the consultant provides useful information and points of view to assist the Compensation Committee in making decisions on compensation. Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of the Company’s executive officers from both the consultant and management, the Compensation Committee makes the final decisions as to the plan design and compensation levels for executives. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee but did not do so in 2006.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of C. R. Bard or had any relationship or related party transaction requiring disclosure under the rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Governance Committee

The Governance Committee, currently composed of directors Henkel, Welters and White, met four times during 2006. Mr. Henkel chairs the Governance Committee. The Governance Committee operates under a written charter that is available on our website at www.crbard.com, and we will provide a copy to shareholders upon request. The Governance Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee but did not do so in 2006.

The principal functions of the Governance Committee, which also serves the nominating committee role, are to:

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identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board of Directors or by the shareholders at an annual or special meeting;

•	advise and make recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices;

•	take a leadership role in shaping our corporate governance; and

•	consider and make recommendations to the Board of Directors regarding directors’ compensation and benefits.

Director Nomination Process

In considering possible candidates for director, the Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board of Directors that, as a whole, possesses these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director.

In the case of incumbent directors whose terms of office are set to expire, the Governance Committee considers these directors’ overall service to us during their term, including attendance at meetings, level of participation and quality of performance. In the case of new director candidates, the Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee then meets to discuss and consider candidates’ qualifications and independence and solicits input from other directors. A director will contact those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above to discuss the position. If there appears to be sufficient interest, the director who recommended the candidate will arrange an in-person meeting. If the Governance Committee, based on the results of these contacts, believes it has identified a viable candidate, it will discuss the matter with the full Board of Directors.

Shareholders may recommend director candidates for consideration by the Governance Committee. Recommendations should be submitted to our Secretary. The Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation should provide to the Governance Committee his or her name and address, that shareholder’s ownership of our common stock, a brief biography of the candidate, the candidate’s share ownership and any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.

Director Compensation Process

The Governance Committee conducts an analysis of director compensation each year at its meeting held in October. The Governance Committee reviews survey data that is compiled by management from several independent sources in an effort to compare the amount and types of compensation offered by us against that of other companies and establishes an overall aggregate range of targeted compensation for non-employee directors. The survey data includes information from both healthcare companies and companies from other industries. Among other factors, the Governance Committee considers the aggregate value of all forms of compensation and the mix of compensation provided in the form of cash versus non-cash compensation, such as equity awards. In general, changes in compensation are made by the Board of Directors upon the recommendation of the Governance Committee. The Governance Committee has discretion, under our 2005 Directors’ Stock Award Plan, to make stock or option awards in addition to those that are specifically called for in the plan. A description of the various elements of compensation provided to non-employee directors is set forth below under the heading “Director Compensation.” Directors who are also our employees do not receive additional compensation for their services as directors of the Company.

Regulatory Compliance Committee

The Regulatory Compliance Committee, currently composed of directors Martin, Naughton, Thompson and Welters, met three times during 2006. Mr. Welters chairs the Committee. The principal functions of the Regulatory Compliance Committee are to oversee our compliance with laws, regulations and standards of conduct administered by, and commitments to, regulatory agencies worldwide with jurisdiction over us and our products.

Science and Technology Committee

The Science and Technology Committee, currently composed of directors Martin, Naughton, Thompson and Welters, met twice during 2006. Mr. Martin chairs the Committee. The principal function of the Science and Technology Committee is to review and make recommendations on our science and technology portfolio and strategies.

Finance Committee

The Finance Committee, currently composed of directors Breslawsky, Dunnigan, Henkel and Martin, met twice during 2006. Mr. Breslawsky chairs the Committee. The principal functions of the Finance Committee are to review our dividend policy, share repurchase authorizations, investment and borrowing programs and performance of retirement plan assets.

Executive Committee

The Executive Committee, currently composed of directors Dunnigan, Henkel, Ring and White, met once in 2006 between in-person Board meetings to approve a transaction. Mr. Ring chairs the Committee. The Executive Committee has all of the authority of the Board of Directors, except as limited by law or rule or NYSE listing standards.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions without management present. The presiding director of these executive sessions rotates among the independent directors.

Communications with the Board of Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, the independent members of the Board of Directors or the Audit Committee. The process for doing so is described on our website at www.crbard.com on the “Contact and Support” page.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

I. General Compensation Philosophy and Procedures

The primary objective of our overall executive compensation program is to provide balanced, comprehensive, competitive and cost-effective rewards in the short and long term. The Compensation Committee, or the “Committee,” has designed and administered our executive compensation program with the following objectives in mind:

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Compensation is performance-based: A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals as approved by the Compensation Committee.

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Compensation is aligned with shareholder interests: The program should align the interests of executives with the long-term interests of our shareholders by encouraging ownership of our stock and providing other incentives to maximize the value of the Company for our shareholders.

•	Compensation supports the business strategy: Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of our business goals.

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Compensation opportunities are market competitive and promote the retention of key executive officers: Our compensation program should attract experienced executives who are proven managers and consistently deliver operational and financial results, as well as retain our executive talent in a highly competitive market while managing costs.

We have designed our executive compensation program in particular to reward improvements in earnings, sales and other financial metrics that we believe generate value for our shareholders, as well as achievement of operational results and improvements in individual performance. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology that affects our business. Therefore, competing for executives with the experience and qualifications needed to effectively oversee our business is a key consideration in the design of our compensation programs. Consistent with these objectives, we have developed compensation and benefits programs that provide competitive total rewards relative to the labor markets for our executives, while managing costs for the benefit of our shareholders. As described in more detail below, we believe our executive compensation program, as currently structured, is effective in achieving these objectives.

Our compensation programs are highly influenced by market practices. We intend total compensation opportunities to be targeted between the 50th and 75th percentile of the market as a means to attract and retain the level of qualified executive talent necessary to deliver sustained performance in a complex, global, medical device organization. We view this target range of compensation as a guideline, not a rule, in setting and adjusting our compensation programs, and the actual amounts of compensation that we pay to our executives may be more or less than the target range in any given year. While the Compensation Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. In addition, the position of each particular executive with respect to the targeted range may vary based on changes in the market, and also based on the executive’s salary increases, annual bonuses and value of equity plan grants, all of which are driven by attainment of the individual and corporate financial goals which are described below, as well as the performance of our stock. Although we have no formal policy for allocating between annual and long-term compensation, or cash and non-cash compensation, the competitive ranges that we have established tend to provide approximately 30% to 40% cash compensation and 60% to 70% equity compensation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and certain other executive officers in any year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We consider deductibility as one factor when we make a decision regarding executive compensation. In order to maximize the deductibility of our executives’ pay, we structured our 2005 Executive Bonus Plan and 2003 Long Term Incentive Plan such that performance-based annual incentive bonuses and long-term equity-based compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, we determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives. In 2006, we believe we provided competitive compensation to our executive officers without exceeding the deductibility limits of Section 162(m).

II. Elements of Executive Compensation

The key elements of compensation for our executive officers are base salary, a performance-based annual incentive award paid in cash, which we refer to as the executive’s annual bonus, equity awards, and deferred compensation and retirement benefits. The executive officers are also eligible for certain other benefits and perquisites as described below.

As discussed above, as a starting point, we use a range of the 50th to 75th percentile of the market to establish the total direct compensation for our executive officers, which consists of salary, annual bonus and equity-based grants. As a first step in determining the appropriate amount for each element of the targeted total direct compensation, the Compensation Committee reviews the compensation paid for similar positions at other corporations within a designated peer group prior to determining the executive officers’ compensation. With the assistance of Watson Wyatt, the compensation consultant retained on behalf of the Committee, the Compensation Committee selected the current peer companies in 2006. The selected peer companies are companies that fall within a reasonable range (both above and below us) of comparison factors such as revenue, market capitalization and net income, and/or that we compete with for executive talent and whose products we compete with in the marketplace. The consultant developed the proposed list from prior peer groups used by us, suggested additions and deletions to focus on companies in the medical device industry, and then incorporated suggestions from management and the Compensation Committee. The Compensation Committee then approved the final list. The 25 companies comprising the peer group in 2006 were Abbott Laboratories, Allergen Inc., Applera Corp., Baxter International, Beckman Coulter Inc., Becton Dickinson & Co., Biomet Inc., Bio Rad Laboratories Inc., Boston Scientific Corp., Edwards Lifesciences Corp., Fisher Scientific, Genzyme Corp., Guidant Corp., Invacare Corp., Johnson & Johnson, Medtronic Inc., Millipore Corp., Steris Corp., St. Jude Medical Inc., Stryker Corp., Thermo Electron Corp., Varian Inc., Varian Medical Systems Inc., Waters Corp. and Zimmer Holdings Inc. The compensation consultant obtained the compensation market data used by the Compensation Committee from proxy statements filed by the peer companies and from compensation survey information that the consultant gathered, evaluated and reported to the Compensation Committee.

In addition to the report of the compensation consultant discussed above, in 2006, to assess our compensation program, Watson Wyatt conducted a historical pay-for-performance analysis to evaluate the alignment of pay to performance at the company versus the peer group. The analysis was based on the most recent three years of reported data, which were 2003, 2004 and 2005. The analysis considered how each of the following compared with our peer group:

•	the amount of potential compensation available to our executives over the last three years;

•	the amount of compensation our executives actually earned over the last three years as compared to their total potential compensation;

•	our performance over the last three years using common financial metrics, including earnings per share growth and total shareholder return; and

•	the amount of compensation our executives earned as a percentage of the financial metrics.

The analysis generally concluded that there is a correlation between our financial results and the compensation our executives received. The analysis also evaluated a variety of hypothetical financial performance scenarios to determine whether total compensation would be aligned appropriately with financial performance under those scenarios. Based on the financial performance aspects of the bonus and equity plans, the analysis indicated that our executives’ total compensation is expected to align with the corresponding level of financial performance, whether above, at or below the median of the peer group.

In addition to market data and corporate performance, in making its decisions on executive compensation, the Compensation Committee considers the individual performance of our executive officers. At the beginning of each year, the Committee reviews and, as necessary, adjusts the key financial and non-financial goals under which it evaluates the Chief Executive Officer’s performance. For 2006, Mr. Ring’s individual goals included growth in sales and earnings, additional sales from new products and business development activities, growth in international sales, implementation of a global product launch process and further implementation of an ethics/training compliance program globally. Then each named executive officer in consultation with Mr. Ring develops his or her individual performance goals. The goals of the other executive officers in 2006 generally mirrored those of Mr. Ring to the extent applicable to their business units and/or corporate staff functions, with additional goals, as appropriate, relating to their specific areas of responsibility. At the end of the year, the Compensation Committee evaluates Mr. Ring’s performance, and Mr. Ring evaluates the performance of the other named executive officers. Each executive officer receives an individual performance rating based on achievement against his or her goals. The Committee then considers market data, corporate performance and individual performance ratings in granting increases to base salary, equity awards and annual bonus awards. There is no pre-established weight assigned to these considerations.

A. Cash Compensation: Base Salaries and Annual Bonus Plan

Base salaries are an integral component of our total compensation program. We use base salary to determine the executive’s annual bonus award, which we calculate using a target multiple of base salary.

We determine the base salaries for our executive officers, including the named executive officers, by evaluating the competitive marketplace and the responsibilities of the executive. The Compensation Committee also considers the recommendation of our Chief Executive Officer in reviewing and approving the base salaries of all executive officers, including the other named executive officers. The Chief Executive Officer uses the consultant’s report and the individual’s, corporation’s and/or individual’s business unit’s performance to make recommendations to the Committee.

Our executive officers receive annual bonus awards under the provisions of the 2005 Executive Bonus Plan, which is described in detail in the narrative following the Summary Compensation Table below. At the beginning of each year, the Compensation Committee approves performance targets under the plan. For 2006, the Committee set a target of earnings per share growth of 14% above the prior year. The earnings per share target is the primary factor in determining bonus payments. The Committee set sales, cash flow from operations and return on equity targets as additional objective criteria under which bonus payouts would be determined, although these criteria have significantly less weight in determining bonus payments. In addition, for Mr. Kelly and Ms. Paul, the Committee bases one-half of the annual bonus award on the growth in net income and sales for the business unit for which the executive is responsible. For 2006, these targets were set at a 10% growth in sales and a 14% growth in net income.

In order to receive full payment based on corporate performance, an executive must also receive a minimum individual performance rating of fully satisfactory, based in part upon whether he or she achieved his or her individual performance goals established at the beginning of the plan year as described above. If the participant receives less than a fully satisfactory rating, the formula-based bonus payment may be reduced to reflect the level of individual performance. If the participant achieves better than a fully satisfactory rating, no additional compensation is added under the bonus formula because we believe that rewards for higher individual performance are adequately reflected in salary and equity decisions.

In 2006, the Compensation Committee reviewed the consultant’s benchmarking report to determine the competitive level of the named executive officers’ cash compensation. In addition, the Committee then took into account corporate and individual performance as measured against the Company’s and executive’s annual performance goals. Due to the Company’s successful financial performance in 2005 as well as the high level of individual performance, and in recognition of the level of experience of our executives, the Committee determined that a merit-based upward adjustment in base salary and/or bonus opportunity was appropriate for the named executive officers. In order to further align pay to our financial performance, the Committee increased Mr. Ring’s annual bonus award target from 100% of base salary to 125% of base salary and did not adjust his base salary of $900,000. The Committee approved a base salary increase for Mr. Weiland effective March 1, 2006 of $40,200, which brought his base salary to $733,200. Similarly, the Committee increased Mr. Schermerhorn’s base salary by $27,500 to $500,000. In addition, the Committee increased Mr. Kelly’s salary by $18,500, plus a market-based adjustment of $27,000, to bring his base salary to $425,000, and increased Ms. Paul’s base salary by $16,500, plus a market-based adjustment of $37,400, to bring her base salary to $395,000. Further, the Committee increased the bonus targets for Mr. Weiland to 100% of base salary from 90%, for Mr. Schermerhorn to 90% from 80% and for Mr. Kelly and Ms. Paul to 80% from 70%.

For 2006, the Company achieved over 100% of its financial goals, and Mr. Kelly’s and Ms. Paul’s business units achieved an average of 90% and 79% of their goals, respectively. All of the named executive officers also received a performance rating of at least fully satisfactory. The bonus award earned in the 2006 plan year by each named executive officer is set forth in the Summary Compensation Table and described in more detail in the narrative following the table.

B. Equity-Based Compensation

Long Term Equity-Based Incentives

Our annual long term incentive program consists of grants of stock options and restricted stock. All grants of equity are made under our 2003 Long Term Incentive Plan, and are described in detail below in the narrative following the Summary Compensation Table. We provide long term equity awards in part because we believe executive ownership of our common stock aligns executive interests with those of shareholders and is therefore a priority. The Committee also believes that these awards are especially valuable as a recruiting and retention tool, particularly in light of the extensive use of these types of awards in the market in which we compete for executive talent. Consequently, a significant portion of our named executive officers’ target total compensation is in the form of equity awards under the 2003 Long Term Incentive Plan.

As described above, in 2006 the Compensation Committee reviewed the peer group report prepared by our compensation consultant to establish a range of equity compensation values for each named executive officer. The report showed the current positioning of each executive within the peer group and provided a recommended range of award values for each executive, based on a multiple of the executive’s salary and the grant date fair value of the proposed award, that were generally between the 50th and 75th percentile of the market. The report also analyzed the mix of value between stock options and restricted stock and made recommendations for the Committee’s consideration regarding an appropriate mix that met the targeted value. Based on the consultant’s analysis, the Committee determined generally that approximately two-thirds of the value of the equity grant would be in the form of stock options and one-third of the value would be in the form of restricted stock. This mix provides a balance of current value at the grant date in the form of restricted stock and future value based on an increasing stock price in the form of stock options, as well as appreciation in the value of the restricted stock. The Committee believes that this approach balances the performance potential in both elements of equity compensation. Starting with the range of award values and the mix of award types recommended by the consultant, the Committee then considered both individual and corporate performance to select the actual award amounts for each named executive officer.

The Compensation Committee designed vesting schedules to be deductible under Internal Revenue Code Section 162(m) and to deliver compensation over a period of years, which assists in retention. In addition, the Committee gave both the restricted stock and options performance-based vesting features, as described in more detail below, in order to encourage and reward successful achievement of our business goals. Our historical practice has been to grant stock options and restricted stock at the Compensation Committee meeting held in July of each year. However, due to recent changes in our Board calendar removing the July meeting, along with a desire to maintain our historical practice, the Committee has approved grants at a meeting held in June to be effective in July. The exercise price for stock options is determined on the July grant date. The Committee also has discretion to make grants off-cycle for purposes such as new hires, promotions and retention. Any off-cycle stock option grants would have an exercise price equal to the fair market value of our common stock on the grant date. No off-cycle grants were made to the named executive officers in 2006. The long-term equity awards made to the named executive officers in 2006 are set forth below in the Grants of Plan-Based Awards in 2006 table and described in more detail in the narrative preceding the table.

As discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control,” stock options become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. Restricted stock will vest if the officer terminates employment by reason of death or disability. Upon the occurrence of a change of control, all unvested stock options, restricted stock and premium units purchased under our Management Stock Purchase Program vest immediately. We accelerate vesting upon death, disability, retirement and change of control because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us.

Restricted Stock

In 2006, the Compensation Committee granted performance-based restricted stock to the named executive officers. The restricted stock is subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. Performance-based vesting occurs upon the achievement of a targeted growth in earnings per share over a rolling four-fiscal-quarter period. For grants made in July 2006, the Compensation Committee set a target of earnings per share growth of 14% over this period. At the earliest, the performance-based vesting criteria can be achieved at the end of the four-quarter period beginning with the quarter in which the grant occurs. If the criteria are not achieved for that period, they continue to be measured at the end of each subsequent quarter for the four-quarter period ending with that quarter. In the event the performance-based vesting criteria are never met, the restricted stock will never vest. Once the performance-based vesting criteria are met, the time-based vesting period begins and the restricted shares become fully vested four years from the vesting date relating to the performance-based vesting criteria.

Stock Options and Limited Stock Appreciation Rights

In 2006, the Compensation Committee granted stock options to the named executive officers. We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant, which is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices on that date. The stock options have value to the optionee when the price of our stock increases over the exercise price and the options are exercisable. Stock options vest on the fifth anniversary of the grant date; however, the option grants allow for early vesting upon the achievement of specified performance criteria. Options can vest earlier as follows: (i) 50% of the options will vest at the end of any rolling four-fiscal-quarter period, beginning with the quarter in which the grant is made, in which we achieve a specified increase in earnings per share; (ii) an additional 50% of the options will vest at the end of any rolling four-fiscal-quarter period, beginning with the quarter after the earnings per share target is initially met and the first 50% of the options vest as described in clause (i), in which we achieve the same specified increase in earnings per share; or (iii) 100% of the options will vest at the end of any rolling eight-fiscal-quarter period, beginning with the quarter in which the grant is made, in which we achieve a higher specified increase in earnings per share. For grants made in 2006, the Compensation Committee set the targeted growth in earnings per share at 14% over four quarters to receive 50% vesting and 28% over eight quarters to receive 100% vesting.

The Compensation Committee grants limited stock appreciation rights, or “LSARs,” to the executive officers in tandem with stock options. The LSARs vest at the same rate as the related stock options, but are exercisable only within 60 days after a change of control of C. R. Bard. We grant LSARs in tandem with stock options to provide our executive officers with the opportunity to realize the benefits of the change in control transaction, even if there are restrictions on trading following the change in control. The LSARs are discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.”

Management Stock Purchase Program

We maintain the Management Stock Purchase Program, or “MSPP,” because we believe ownership of our common stock aligns an executive’s interests with those of our shareholders and is therefore a priority. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation table. Under the MSPP, executives are required to contribute a portion of their annual bonus to purchase restricted stock units until they meet certain minimum ownership requirements, and they can contribute additional bonus amounts if they choose to do so. Each unit represents the right to receive one share of our common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a minimum of four years, we give the executive a 30% discount from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the bonus is paid, which is typically the second Wednesday in February. For 2006, all of the named executive officers participated in the program even though they have all met their ownership requirements. To align executives’ interests with those of our shareholders and more closely equate ownership of the units with actual ownership of our common stock, we pay dividend equivalents on the units in cash in the same amount as the corresponding dividend on our common stock.

Out of the total number of units purchased, a number of units with a value equal to the amount of the 30% discount are considered “premium units.” The premium units fully vest four years from the purchase date. Under the terms of the MSPP, a participant forfeits all premium units if his or her employment terminates during this four-year period, except that the participant receives a prorated number of premium units if his or her employment terminates because of death, retirement or disability. In addition, all premium units become fully vested upon a change of control of C. R. Bard. We provide prorated vesting upon death, disability and retirement because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us. The Committee also has discretion to approve full vesting. In determining whether to exercise this discretion, the Committee considers on a case-by-case basis the relevant circumstances, our past practices and then-current market practice.

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain formal stock ownership guidelines for the named executive officers and others holding senior executive positions at the corporate and business unit levels. The ownership guidelines are expressed in terms of the value of the common stock, common stock units and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary. Under these guidelines, the Chief Executive Officer is required to own common stock having a value equal to a multiple of five times base salary, the Chief Operating Officer four times base salary, the Chief Financial Officer and Group Vice Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the MSPP until they reach the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

While the executive officers are given five years in which to meet the applicable stock ownership guidelines, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive officer who has not met the applicable guidelines. All of our named executive officers have met the applicable stock ownership guidelines.

C. Other Benefits and Arrangements

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employee population, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or “SERP,” and an Excess Benefit Plan, to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. We describe these plans in detail below under the Pension Benefits table. We consider retirement programs and other benefits to be essential in the context of total compensation and important for us to remain competitive as an employer. Although there is no direct link to performance for pension benefits, there is a correlation because benefits depend on a participant’s cash pay, which is directly linked to performance, as described above. In general, we believe that these programs are customary and competitive with those of our peer group of companies. These benefits also help us to reward long-term service. We believe that it is essential to offer programs that provide a balanced approach to attracting and retaining key executives, and the pension program along with other benefits helps meet that objective.

Supplemental Insurance/Retirement Plan

We believe that our Supplemental Insurance/Retirement Plan, or “SIRP,” provides a competitive advantage by offering a program that is particularly attractive to mid-career hires and executives who are promoted to key positions from within C. R. Bard. The SIRP provides supplemental death and retirement benefits to selected key employees, including the named executive officers. The SIRP is a non-qualified deferred compensation plan under which annual accruals generally escalate in value as the executive officer progresses in his or her career. Upon retirement, which is defined under the SIRP as age 55 with five years of service to us, a participant is entitled to payment of his or her benefits under the SIRP. While there is no direct link to performance once an executive officer becomes a participant, the annual accrual is based on the executive officer’s position as well as the current year’s base salary and bonus payments, which are directly linked to performance, as discussed above. Therefore, as pay increases, so does the annual accrual. In addition, the SIRP provides a valuable retention tool, since service for an extended period is generally required for benefits to vest. Benefits under the SIRP that the executive officer would have otherwise received if he or she remained with us through retirement are also payable, with respect to officers, following a termination of employment within three years after a change of control. The SIRP also provides a disability benefit for a participant who becomes disabled before receipt of retirement benefits. Benefits are paid under the SIRP upon death, disability, retirement or change of control because, in each of these circumstances, we believe that the executive officer has satisfied his or her obligations to us. A participant will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses. We describe the SIRP in more detail below under the Nonqualified Deferred Compensation table.

Change of Control and Other Arrangements

We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change of Control.” We believe that the agreements encourage retention of our executive officers by providing an incentive to remain with us until the completion of a pending change of control and by providing security, either in the form of continued employment or severance benefits, following a change of control. For these reasons, we believe that the agreements also promote a smooth transition of management following a change of control. We believe that programs of this nature are customary for senior executives in companies within our peer group.

In addition, as a result of negotiations with Mr. Weiland at the time of his hire, we entered into an agreement in 1995 with Mr. Weiland that requires us to pay him one year of base salary and bonus if he is terminated without cause. None of our other named executive officers has such an agreement.

Perquisites

We provide certain perquisites to senior executives in order to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. While peer group data is not generally available on each perquisite, we offer the executives a package that we generally view as customary. These perquisites assist in attracting and retaining key executives. We describe the perquisites available to the named executive officers in 2006 in the narrative following the Summary Compensation Table below.

Compensation Committee Report

The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Tony L. White, Chairman

Herbert L. Henkel

Anthony Welters

Summary Compensation Table

The table below sets forth information concerning compensation earned by the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2006. These individuals are referred to as the “named executive officers” throughout this proxy statement. The narrative below the table provides additional information about the data in the table, identified by column heading, and about the data in the Grants of Plan-Based Awards in 2006 table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy M. Ring	2006	900,000	N/A	964,327	3,994,924	1,389,420	194,770	691,551	8,134,992
Chairman and Chief
Executive Officer

John H. Weiland President and Chief Operating Officer	2006	726,500	N/A	731,719	2,713,866	905,502	163,564	777,609	6,018,760

Todd C. Schermerhorn Senior Vice President and Chief Financial Officer	2006	495,417	N/A	263,847	1,689,528	555,750	74,658	202,391	3,281,591

Brian P. Kelly Group Vice President	2006	417,417	N/A	139,616	831,729	363,460	62,031	256,967	2,071,220

Amy S. Paul Group Vice President	2006	386,017	N/A	268,206	1,241,286	319,950	105,088	399,240	2,719,787

(1)	Amounts in this column represent the aggregate amount of restricted stock expense in 2006 for the named executive officers. For a description of the assumptions used to arrive at these amounts, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006 and Note 9 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2002.

(2)	Amounts in this column represent the aggregate amount of stock option expense in 2006 for the named executive officers. For a description of the assumptions used to arrive at these amounts, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006 and Note 1 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2005.

(3)	Amounts in this column represent bonuses paid to the named executive officers in February 2007 relating to our 2006 fiscal year under our 2005 Executive Bonus Plan. Under our MSPP, Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul contributed a portion of their bonuses paid in February 2007 in the amounts of $486,297, $905,502, $138,938, $363,460 and $313,227, respectively, to purchase restricted stock units under the MSPP. They purchased 9,556, 17,792, 2,730, 7,142 and 6,155 restricted stock units, respectively, in February 2007 under the MSPP. These amounts include premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation table below.

(4)	A description of the amounts included in this column is set forth below under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	A description of the items included in this column, including information regarding perquisites, other benefits and tax gross-up payments, is set forth below under the heading “All Other Compensation.”

Stock Awards

In 2006, we granted performance-based restricted stock to the named executive officers under our 2003 Long Term Incentive Plan. The restricted stock is subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain targeted increases in earnings per share. The performance-based vesting criteria for these grants can be met with respect to 100% of the shares comprising the grants at the end of any rolling four-fiscal-quarter period in which a specified cumulative earnings per share target is met for that period. For grants made in July 2006, the Compensation Committee set a target of earnings per share growth of 14% over this period. For this purpose, earnings per share refers to our net income per diluted share as reported in our consolidated financial statements, adjusted for certain pre-approved items that the Compensation Committee has determined impact the comparability between periods such as events of an unusual and/or infrequent nature. A description of these events, which are the same as those under our 2005 Executive Bonus Plan, is set forth below under the heading “Non-Equity Incentive Plan Compensation.” The vesting date relating to the performance-based criteria is the later of the date of (i) the Board of Directors’ determination that the criteria has been met and (ii) our public disclosure of the results of operations that are the basis for such determination. At the earliest, the performance-based vesting criteria can be achieved at the end of the four-quarter period beginning with the quarter in which the grant occurs. If we do not achieve the earnings per share targets in this period, the performance-based vesting criteria continue to be measured each quarter, using the four-quarter period ending with that quarter. Once performance-based vesting occurs, the restricted stock becomes eligible for time-based vesting, which occurs at the end of four years. The shares of restricted stock also become fully vested upon termination of the grantee’s employment due to death or disability, or upon a change of control of C. R. Bard. The number of shares of restricted stock granted in 2006 to each of the named executive officers is set forth below in the Grants of Plan-Based Awards in 2006 table. Dividends are payable in cash on all shares of restricted stock in the same amount as the dividend paid on shares of our common stock.

Option Awards

We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. “Fair market value” is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices of our common stock on the date of grant as reported on the NYSE. The option price is payable in cash, by surrender of shares of our common stock or through a cashless exercise procedure if available.

Stock options generally vest in full on the fifth anniversary of the grant date, but may vest earlier upon the achievement of targeted increases in our earnings per share. Options can vest earlier as follows: (i) 50% of the options will vest at the end of any rolling four-fiscal-quarter period, beginning with the quarter in which the grant is made, in which we achieve a specified increase in earnings per share; (ii) an additional 50% of the options will vest at the end of any rolling four-fiscal-quarter period, beginning with the quarter after the earnings per share target is initially met and the first 50% of the options vest as described in clause (i), in which we achieve the same specified increase in earnings per share; or (iii) 100% of the options will vest at the end of any rolling eight-fiscal-quarter period, beginning with the quarter in which the grant is made, in which a we achieve a higher specified increase in earnings per share. The vesting date is the later of the date of (i) the Board of Directors’ determination that the criteria has been met and (ii) our public disclosure of the results of operations that are the basis for such determination. For grants made in 2006, the Compensation Committee set the targeted growth in earnings per share at 14% over four quarters to receive 50% vesting and 28% over eight quarters to receive 100% vesting. For this purpose, earnings per share refers to our net income per diluted share as reported in our consolidated financial statements, adjusted for certain pre-approved items that the Compensation Committee has determined impact the comparability between periods such as events of an unusual and/or infrequent nature. A description of these events, which are the same as those under our 2005 Executive Bonus Plan, is set forth below under the heading “Non-Equity Incentive Plan Compensation.” The options also become fully vested upon termination of the optionee’s employment due to death, retirement or disability, or upon a change of control of C. R. Bard.

Stock options for our named executive officers are granted in tandem with limited stock appreciation rights, or LSARs, which may only be exercised within 60 days after a change of control of C. R. Bard. The LSARs are discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.”

Non-Equity Incentive Plan Compensation

Our executive officers are eligible for annual incentive awards, which we refer to as the executive’s bonus, under the provisions of our 2005 Executive Bonus Plan. At the beginning of each year, the Compensation Committee approves corporate financial targets that are used to determine the eligibility for, and amounts of, awards for the year. We then apply a formula, based on the performance metrics established by the Compensation Committee, to each executive’s target bonus award amount as set by the Compensation Committee. If the executive’s individual performance is not fully satisfactory, we then make a downward adjustment to determine the actual payments. The Compensation Committee set Mr. Ring’s target annual incentive bonus at 125% of his annual base salary for 2006. The Committee set Mr. Weiland’s target annual incentive bonus at 100% of his annual base salary and Mr. Schermerhorn’s target annual incentive bonus at 90% of his annual base salary. The Committee set Mr. Kelly’s and Ms. Paul’s target annual incentive bonuses at 80% of their respective annual base salaries, with one-half of each of their annual bonus awards based on the performance of their respective business units.

For 2006, the Compensation Committee set a target of earnings per share growth of 14% above the prior year as the first step in determining the amount of annual awards. For this purpose, earnings per share refers to our net income per diluted share as reported in our annual audited consolidated financial statements, but adjusted for certain pre-approved items that the Compensation Committee has determined impact the comparability between periods such as events of an unusual and/or infrequent nature, including changes in tax laws and accounting rules or practices; severance and related costs related to reductions in force of over 100 employees; charges related to legal or regulatory proceedings exceeding $1 million; nonrecurring royalty or licensing payments over $1 million; dilution related to acquisitions, including purchased research and development charges; charges related to divestitures of a business, division or fixed assets; and charges related to impairments of assets made to adjust carrying value to fair value. Achievement of a minimum of 85% of the earnings per share target level was required for any annual bonuses to be paid, with adjustments for earnings per share up to 115% of the target level. Within this range, the target bonus amount is adjusted ratably between 50% of the target bonus at 85% achievement of the earnings per share target and 150% of the target bonus at 115% achievement of the earnings per share target.

After setting the earnings per share target used to calculate bonus amounts, the Compensation Committee determined that, if at least target level earnings per share were achieved, the awards may then be increased based on our average percentage of achievement above our budgets for annual sales, cash flow from operations and return on equity. This average percentage above our budgets would be multiplied by the bonus percentage determined based on the level of the earnings per share target achieved, to determine the percentage of each executive’s target bonus amount that would be paid. If our earnings per share did not at least equal the target level, or if we did not achieve our budgets, the earnings per share level alone would be used to determine the bonus amounts, without an adjustment for sales, cash flow from operations and return on equity.

As stated above, half of the bonus for Mr. Kelly and Ms. Paul was determined under the formula described above, with the other half based on a separate formula that measured the performance of their individual business units. Mr. Kelly manages our Davol, Bard Urological and Bard Electrophysiology divisions and Ms. Paul manages our international businesses. Half of each executive’s business units’ performance was based on the extent to which the business units achieved a targeted increase of 10% in sales over the prior year. The other half of each executive’s business units’ performance was based on the extent to which the business units achieved a targeted increase of 14% in net income over the prior year. The amount of the bonus relating to the performance of their business units would be equal to the average of the percentages of each target achieved, which may be lower or higher than 100%, multiplied by half of the executive’s overall target bonus amount, with no minimum or maximum level of achievement or bonus amount.

Also, in order to receive full payment of annual bonuses based on our financial performance, each participant must receive a performance rating of at least fully satisfactory, based generally on personal objectives established at the beginning of the plan year as described above in the Compensation Discussion and Analysis. The Compensation Committee evaluates Mr. Ring’s individual performance, while Mr. Ring evaluates the performance of each of our other executive officers. In the event the executive were to receive less than a fully satisfactory rating, the formula-based bonus payment would be reduced on a discretionary basis. If the participant were to receive a rating better than fully satisfactory, however, no additional compensation would be added under the bonus formula.

Amounts in the Non-Equity Incentive Plan Compensation column represent bonuses paid to the named executive officers in 2007 with respect to 2006 fiscal year performance under our 2005 Executive Bonus Plan. For 2006, all of the named executive officers received at least a fully satisfactory rating and therefore received 100% of the formula-based bonus payment. In 2006, we achieved 106% of the earnings per share target, which resulted in 120% of target bonus, and the average sales, cash flow from operations and return on equity as a percentage of budget was 102.9%. Therefore, applying the formula established by the Compensation Committee at the beginning of 2006, the corporate financial goals were achieved at 120% multiplied by 102.9%, or 123.5%. Therefore, bonuses for Messrs. Ring, Weiland and Schermerhorn were equal to 123.5% of their target bonus amounts.

For Mr. Kelly and Ms. Paul, they each received 123.5% of one half of their target bonuses as a result of our corporate performance results, and the other half of their bonus was based on the degree to which their business units’ results were achieved. In 2006, Mr. Kelly’s business units achieved an average of 90% of the target increases in sales and net income and therefore he received that percentage of the business unit half of his target bonus amount on that basis. Ms. Paul’s business units achieved an average of 79% of the target increases in sales and net income and therefore she received that percentage of the business unit half of her target bonus amount on that basis.

Payment of annual bonuses is generally made promptly after our Compensation Committee meets in February. The executive officer is generally required to be employed at the end of the fiscal year to be entitled to an annual bonus payment, except in certain cases described below under “Potential Payments Upon Termination or Change of Control.” In addition, the 2005 Executive Bonus Plan provides that our executives may defer all or part of an annual bonus award to be credited to an interest-bearing account using the same rules regarding elections and the form and timing of distributions that apply under our MSPP. We do not currently permit our named executive officers to make such elections.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts in this column include increases in the present value of the benefits available to the named executive officers under our qualified pension plan, known as the Employees’ Retirement Plan, and our non-qualified Supplemental Executive Retirement Plan, or “SERP.” We describe these plans and the assumptions used to calculate the 2006 present value of the benefits in more detail below under the Pension Benefits table. The amounts shown in the Summary Compensation Table reflect the increase in the present value of the benefits over our 2005 liability, which was calculated using the same assumptions described under the Pension Benefits Table below, except that the 2005 benefit at retirement age was discounted to present value using a 5.50% discount rate.

Our pension plan allows for accruals based on compensation up to the maximum federal limit, which was $220,000 in 2006. The increases in 2006 in the present value of accrued benefits under the Employees’ Retirement Plan for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul were approximately $22,517, $24,355, $18,079, $22,852 and $39,205, respectively.

The SERP provides for accruals based on compensation above the federal limit. The increases in 2006 in the present value of accrued benefits under the SERP for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul were approximately $172,253, $139,209, $56,579, $39,179 and $62,796, respectively.

Also included in this column for Ms. Paul is $3,087 in interest earned in 2006 on amounts she previously deferred under our Deferred Compensation Contract, Deferral of Discretionary Bonus, which we describe below under the Nonqualified Deferred Compensation table. This amount is considered to be above-market earnings in 2006 on her previously deferred amounts.

All Other Compensation

Amounts in this column include the values of the following: perquisites, company-provided life insurance, tax gross-up payments, 2006 accruals to a named executive officer’s SIRP account, MSPP expense and 401(k) matching contributions.

Perquisites

We make available various perquisites to the named executive officers. In 2006, these perquisites included the following: personal use of company aircraft, use of a company car and payment of all associated costs to operate the vehicle, payment of financial counseling fees, payment of fitness and golf club membership dues, occasional personal use of two company properties, occasional use of company tickets to sports and entertainment events and an annual recognition gift. In addition, in 2006 we paid for board-approved upgrades to the security system at Mr. Weiland’s home. Mr. Weiland pays ongoing monitoring fees to the security company. Except as set forth in the following paragraph, none of our named executive officers received any perquisite or personal benefit in excess of the greater of $25,000 or 10% of the officer’s aggregate perquisites and personal benefits. We provide a tax gross-up on the personal use of a company car for the named executive officers but do not provide a gross-up on any other perquisites.

Our security policy as approved by the Board of Directors requires that the Chief Executive Officer and the Chief Operating Officer use company-provided aircraft for business and personal travel whenever possible. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. For purposes of this proxy statement, we calculate the amounts for personal use of our aircraft based on the incremental cost to us of operating the aircraft in each instance of personal use. Our methodology for calculating incremental cost is based on average incremental cost per mile (including fuel), the travel expenses of the crew, on-board catering, supplies and landing and parking fees. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. For 2006, the amounts for personal use of our aircraft for Messrs. Ring, Weiland and Schermerhorn were $285,645, $97,467 and $42,890, respectively.

Life Insurance

We provide life insurance for each of Mr. Ring and Ms. Paul pursuant to our Key Executive Insurance Plan, which we describe below under the heading “Potential Payments upon Termination or Change of Control.” We no longer pay any premiums for these arrangements, but the policies remain in effect with premiums paid from the accumulated value of the policies. The amounts of the premiums paid in 2006 from the accumulated balance of the policies are included in the All Other Compensation column of the Summary Compensation Table above.

Tax Gross-up Payments

We provide tax gross-up payments to the named executive officers for income taxes that they incur as a result of personal use of company cars and, in the case of Mr. Ring and Ms. Paul, for taxes associated with the value of life insurance as described above. For 2006, the amounts for tax gross-up payments for personal use of a company car for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul were $14,555, $10,875, $11,116, $9,544 and $10,236, respectively.

2006 Accruals to SIRP Accounts

We provide supplemental retirement benefits to selected key employees, including the named executive officers, pursuant to our SIRP. The SIRP is discussed in more detail below under the Nonqualified Deferred Compensation table. For 2006, the accruals to accounts under the SIRP for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul were $112,600, $210,154, $53,860, $36,322 and $99,190, respectively.

MSPP

Under our Management Stock Purchase Program, or MSPP, the named executive officers and other employees at a specified level and above can contribute all or a portion of their bonuses to purchase restricted stock units at a discount. The expense to us in 2006 related to the discount received under the MSPP for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul was $183,616, $364,623, $46,290, $160,200 and $217,722, respectively. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation Table.

401(k) Company Match

Under our Retirement Savings Plan, or 401(k) plan, we match a portion of contributions made by participants in the plan in the following amounts: 100% match on the first 3% of pay contributed to the plan and 50% match on the next 1% of pay contributed to the plan. Participants may contribute up to 25% of their pay into the plan, subject to an annual dollar limit imposed by the Internal Revenue Code, which was $15,000 for 2006. Participants over age 50 may also make “catch-up” contributions of up to an additional $5,000 per year.

Grants of Plan-Based Awards in 2006

The following table sets forth information about awards granted to the named executive officers under our 2003 Long Term Incentive Plan in 2006 and our 2005 Executive Bonus Plan for the 2006 fiscal year. We describe these awards in more detail above under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation.”

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awarded ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Timothy M. Ring	N/A		N/A	562,500	1,125,000	1,687,500
	7/12/2006	(2)	6/14/2006								132,325	$73.99	2,998,485	(4)
	7/12/2006	(3)	6/14/2006					21,776					1,611,206	(5)

John H. Weiland	N/A		N/A	366,600	733,200	1,099,800
	7/12/2006	(2)	6/14/2006								87,336	$73.99	1,979,034	(4)
	7/12/2006	(3)	6/14/2006					14,361					1,062,570	(5)

Todd C. Schermerhorn	N/A		N/A	225,000	450,000	675,000
	7/12/2006	(2)	6/14/2006								53,173	$73.99	1,204,900	(4)
	7/12/2006	(3)	6/14/2006					8,458					625,807	(5)

Brian P. Kelly	N/A		N/A	85,000	170,000	255,000
	N/A		N/A	—	170,000	—
	7/12/2006	(2)	6/14/2006								28,000	$73.99	634,480	(4)
	7/12/2006	(3)	6/14/2006					4,500					332,955	(5)

Amy S. Paul	N/A		N/A	79,000	158,000	237,000
	N/A		N/A	—	158,000	—
	7/12/2006	(2)	6/14/2006								28,000	$73.99	634,480	(4)
	7/12/2006	(3)	6/14/2006					4,500					332,955	(5)

(1)	Reflects the potential amounts payable as annual bonus awards under our 2005 Executive Bonus Plan. As described above under the heading “Non-Equity Incentive Plan Compensation,” bonuses for Messrs. Ring, Weiland and Schermerhorn are determined based on achievement of corporate financial targets. Half of the bonus for Mr. Kelly and Ms. Paul is based on the achievement of corporate financial targets and the other half is based on the achievement of certain financial targets for their respective business units. The amounts in the first row for Mr. Kelly and Ms. Paul reflect the one-half of their bonuses based on achievement of corporate financial targets and the amounts in the second row reflect the one-half of their bonuses based on achievement of business unit targets, which as described above have no minimum or maximum amounts.

(2)	Stock options granted under our 2003 Long Term Incentive Plan.

(3)	Restricted stock granted under our 2003 Long Term Incentive Plan.

(4)	Amount represents the value of stock options granted in 2006, calculated using a grant date fair value per share of $22.66, determined as of July 12, 2006. The grant date fair value was determined using a binomial-lattice valuation model that takes into account variables such as volatility, dividend yield rate and risk-free interest rate. For a description of the assumptions used to arrive at the grant date fair value, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006.

(5)	Amount represents the value of restricted stock granted in 2006, calculated using a grant date fair value per share of $73.99. For a description of the assumptions used to arrive at the grant date fair value, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006.

Outstanding and Exercised Equity Awards

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(5)		Market Value of Shares or Units of Stock that have not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(11)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(6)
Timothy M. Ring.	50,000	—			$24.0313	7/14/2009	87,485	(7)	$7,258,630	21,776	$1,806,755
	50,000	—			$25.6094	7/12/2010
	52,348	—			$21.9750	4/18/2011
	300,000	100,000	(1)		$30.5100	4/16/2013
	300,000	—			$35.7100	7/9/2013
	166,250	—			$54.9650	7/14/2014
	66,500	66,500	(2)		$66.7950	7/13/2015
	—	132,325	(3)		$73.9900	7/12/2016

John H. Weiland	225,000	75,000	(1)		$30.5100	4/16/2013	74,733	(8)	$6,200,597	14,361	$1,191,532
	210,000	—			$35.7100	7/9/2013
	109,720	—			$54.9650	7/14/2014
	43,887	43,888	(2)		$66.7950	7/13/2015
	—	87,336	(3)		$73.9900	7/12/2016

Todd C. Schermerhorn	20,000	—			$27.2175	3/1/2012	14,426	(9)	$1,196,925	8,458	$701,760
	10,000	—			$26.0125	7/10/2012
	150,000	50,000	(1)		$30.5100	4/16/2013
	140,000	—			$35.7100	7/9/2013
	66,800	—			$54.9650	7/14/2014
	26,720	26,720	(2)		$66.7950	7/13/2015
	—	53,173	(3)		$73.9900	7/12/2016

Brian P. Kelly	25,000	—			$21.9750	4/18/2011	7,616	(10)	$631,900	4,500	$373,365
	10,000	—			$27.2175	3/1/2012
	12,000	—			$26.0125	7/10/2012
	52,500	17,500	(4)		$34.5800	6/1/2013
	35,000	—			$54.9650	7/14/2014
	14,000	14,000	(2)		$66.7950	7/13/2015
	—	28,000	(3)		$73.9900	7/12/2016

Amy S. Paul	45,000	—			$21.9750	4/18/2011	7,616	(10)	$631,900	4,500	$373,365
	10,000	—			$27.2175	3/1/2012
	10,200	—			$26.0125	7/10/2012
	52,500	17,500	(4)		$34.5800	6/1/2013
	35,000	—			$54.9650	7/14/2014
	14,000	14,000	(2)		$66.7950	7/13/2015
	—	28,000	(3)		$73.9900	7/12/2016

(1)	Stock options granted on April 16, 2003 in connection with the promotion of the named executive officer that vest in 25% increments on each anniversary of the grant date.

(2)

Stock options granted on July 13, 2005 that vest on the fifth anniversary of the grant date but may vest earlier upon the satisfaction of certain earnings per share targets. The options can vest earlier as follows: (i) 50% of the options will vest at the end of any rolling four-fiscal-quarter period (beginning with the quarter in which the grant occurs) in which a specified cumulative earnings per share target is met for that period; (ii) an additional 50% of the options will vest at the end of any rolling four-fiscal-quarter period, beginning with the quarter after the earnings per share target is initially met and the first 50% of the options vest as described in clause (i), in which we achieve the same increase in earnings per share; or (iii) 100% of the options will vest at the end of any rolling eight-fiscal-quarter period (beginning with the quarter in which the grant occurs) in which a higher specified cumulative earnings per share target is met for that period. One half of this option grant vested on August 9, 2006.

(3)	Stock options granted on July 12, 2006 that vest on the fifth anniversary of the grant date but may vest earlier upon the satisfaction of certain earnings per share targets as described in note 2 above.

(4)	Stock options granted on June 1, 2003 in connection with the promotion of the named executive officer that vest in 25% increments on each anniversary of the grant date.

(5)	The restricted stock in this column was granted subject to both performance-based and time-based vesting criteria. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain targeted increases in earning per share, and have been met for all of the shares of restricted stock reflected in this column.

(6)	Amounts in this column are calculated using a price of $82.97 per share, the closing price of our common stock on December 29, 2006.

(7)	This amount includes (i) 50,000 shares of restricted stock granted on March 1, 2002 that will fully vest in 50% increments on each of February 12, 2008 and February 11, 2009; (ii) 15,600 shares of restricted stock granted on July 14, 2004 that will vest on August 10, 2009; and (iii) 21,885 shares of restricted stock granted on July 13, 2005 that will vest on August 9, 2010. These grants were subject to performance-based vesting criteria, which were met on (i) February 12, 2003 and February 11, 2004, (ii) August 10, 2005 and (iii) August 9, 2006, respectively.

(8)	This amount includes (i) 50,000 shares of restricted stock granted on March 1, 2002 that will fully vest in 50% increments on each of February 12, 2008 and February 11, 2009; (ii) 10,300 shares of restricted stock granted on July 14, 2004 that will vest on August 10, 2009; and (iii) 14,433 shares of restricted stock granted on July 13, 2005 that will vest on August 9, 2010. These restricted shares were subject to performance-based vesting criteria which were met on (i) February 12, 2003 and February 11, 2004, (ii) August 10, 2005 and (iii) August 9, 2006, respectively.

(9)	This amount includes (i) 5,925 shares of restricted stock granted on July 14, 2004 that will vest on August 10, 2009; and (ii) 8,501 shares of restricted stock granted on July 13, 2005 that will vest on August 9, 2010. These grants were subject to performance-based vesting criteria, which were met on August 10, 2005 and August 9, 2006, respectively.

(10)	This amount includes (i) 3,130 shares of restricted stock granted on July 14, 2004 that will vest on August 10, 2009; and (ii) 4,486 shares of restricted stock granted on July 13, 2005 that will vest on August 9, 2010. These grants were subject to performance-based vesting criteria, which were met on August 10, 2005 and August 9, 2006, respectively.

(11)	All amounts in this column represent restricted shares granted on July 12, 2006 with vesting provisions as described above under the heading “Summary Compensation Table — Stock Awards.”

Option Exercises and Stock Vested in 2006

The following table sets forth information regarding options exercised by the named executive officers during 2006 and shares of restricted stock held by the named executive officers that vested in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy M. Ring	150,000	$8,056,476	38,000	$2,423,070
John H. Weiland	100,000	$5,000,965	38,000	$2,423,070
Todd C. Schermerhorn	—	$—	—	$—
Brian P. Kelly	20,000	$1,054,700	—	$—
Amy S. Paul	—	$—	—	$—

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2006.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy M. Ring	Employees’ Retirement Plan SERP	14 14	208,197 778,508	—

John H. Weiland	Employees’ Retirement Plan SERP	10 10	170,706 671,839	—

Todd C. Schermerhorn	Employees’ Retirement Plan SERP	21 21	206,954 210,645	—

Brian P. Kelly	Employees’ Retirement Plan SERP	22 22	263,222 241,952	—

Amy S. Paul	Employees’ Retirement Plan SERP	23 23	413,180 316,251	—

(1)	Since employees are not eligible to participate in the Employees’ Retirement Plan and SERP until they have completed one year of service, the number of years of credited service for each of the named executive officers is one year less than the number of years of actual service to C. R. Bard.

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employee population, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or SERP, and an Excess Benefit Plan, to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code.

The Employees’ Retirement Plan provides monthly benefits at normal retirement (age 65) under a formula based on the participant’s compensation and years of service. The formula equals 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. Pension eligible compensation for the named executive officers consists of regular salary and awards under the 2005 Executive Bonus Plan, including any portion of the executive’s bonus contributed to our MSPP. However, under the Employees’ Retirement Plan, there is a limit on the amount of each executive’s annual compensation that can be applied to the formula each year. For 2006, that limit was $220,000. In addition, there is a limit on the maximum annual benefit at normal retirement that can be provided under the tax-qualified Employees’ Retirement Plan, although no Employees’ Retirement Plan benefits have reached or are expected to reach this limit for any participants.

The SERP is a non-tax-qualified plan that provides accruals for certain executives, including our named executive officers, equal to the difference between the benefits actually accrued under the tax-qualified plan, and the benefits that would accrue under the qualified Employees’ Retirement Plan without the Internal Revenue Code limit on compensation or any other Internal Revenue Code limitations on the amount of benefits permitted. Together, the Employees’ Retirement Plan and the SERP provide the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations. The Excess Benefit Plan would provide non-qualified accruals above the limit on the maximum annual benefit, but as stated above, to date none of our executive officers has reached this limit under the Employees’ Retirement Plan, so no benefits have accrued under the Excess Benefit Plan. If any benefits were to accrue under the Excess Benefit Plan, they would offset SERP benefits, so that the total benefit under all three plans would equal the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations.

Participants in the Employees’ Retirement Plan generally vest in their plan benefits after they complete five years of service. In addition to the normal retirement benefit, the Employees’ Retirement Plan provides reduced benefits upon early retirement (age 55) and unreduced benefits as early as age 62. The Employees’ Retirement Plan also provides limited death benefits and limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the Employees’ Retirement Plan, and reductions for early payment are calculated in the same way as they would be under the Employees’ Retirement Plan. However, SERP benefits become fully vested upon a change of control of C. R. Bard. A participant is generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method, although the timing and form of payment under the SERP may be affected by Section 409A of the Internal Revenue Code, which limits the participant’s right to make changes to the timing and form of payment of nonqualified retirement benefits. Payment options include a lump sum and various annuities.

Of our named executive officers, Ms. Paul is currently the only one eligible for early retirement under the Employees’ Retirement Plan and SERP. Participants may retire early after completing five years of service and reaching age 55. The monthly amount of early retirement benefits is the age 65 benefit under the formula described above (based on the accruals as of early retirement), but reduced by 0.5% per month for each full calendar month, if any, that early retirement benefits begin before the participant would reach age 62.

The present value of accumulated benefits shown in the table above is calculated as of September 30, 2006. The present value is calculated assuming benefits would be paid in the form of a lump sum at the earliest age at which a participant could retire and receive unreduced benefits, which is age 62. The age 62 lump sum was calculated using the mortality table specified in the Employees’ Retirement Plan and a 6% lump sum interest rate, as assumed under Statement of Financial Accounting Standards No. 87. The limitations applicable to the Employees’ Retirement Plan under the Internal Revenue Code as of September 30, 2006 were used to determine the benefits under each plan. This benefit at retirement age was discounted to a present value using the 5.75% discount rate under Statement of Financial Accounting Standards No. 87 for September 30, 2006 measurement. This present value assumes no preretirement mortality, turnover or disability.

Nonqualified Deferred Compensation

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our named executive officers participated in 2006.

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Timothy M. Ring	MSPP	480,240	205,818(2)	1,104,164	(4)	—	5,092,616	(6)
	SIRP		112,600(3)	39,038		—	648,273

John H. Weiland	MSPP	832,016	356,637(2)	1,795,389	(4)	—	8,250,786	(6)
	SIRP		210,154(3)	39,945		—	706,593

Todd C. Schermerhorn	MSPP	126,063	54,056(2)	200,947	(4)	—	904,207	(6)
	SIRP		53,860(3)	9,095		—	163,651

Brian P. Kelly	MSPP	241,059	103,369(2)	796,416	(4)	—	3,734,563	(6)
	SIRP		36,322(3)	12,966		—	214,581

Amy S. Paul	MSPP	304,944	130,699(2)	513,105	(4)	—	2,318,763	(6)
	SIRP		99,190(3)	35,190		—	585,092
	Bonus Deferral	—	—	10,863	(5)		140,545

(1)	Amounts represent the portion of the named executive officer’s bonus contributed into the MSPP in 2006. This amount was reported as compensation in 2005 and is not included in the Summary Compensation Table above.

(2)	Amount represents the value of the premium units the executive purchased under the MSPP in 2006. This amount was reported as compensation in 2005 and is not included in the Summary Compensation Table above.

(3)	Amount represents accruals under the SIRP in 2006 and is included in the amount in the column entitled “All Other Compensation” in the Summary Compensation Table.

(4)	Amount represents the difference in value of all shares and units in the MSPP on December 29, 2006 as compared to the value on December 30, 2005, calculated using prices of $82.97 and $65.92, respectively, less the aggregate amount of contributions made by the named executive officer and by us in 2006.

(5)	$3,087 of this amount is included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because it is considered to be above-market earnings.

(6)	Amount represents the value of all units and shares in the MSPP and the Management Stock Purchase Plan, calculated using a price of $82.97 per share, the closing price of our common stock on December 29, 2006. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described below. Certain of the shares and units remain subject to the restrictions and forfeiture provisions described below. This amount includes the value of shares and units purchased by the named executive officers through contributions of all or a portion of their annual bonuses. The value of these shares and units for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul are $3,619,151, $5,775,542, $633,144, $2,614,385 and $1,623,142, respectively, calculated using a price of $82.97 per share.

MSPP

Under our Management Stock Purchase Program, or “MSPP,” the named executive officers and other employees at a specified level and above can contribute all or a portion of their bonuses to purchase restricted stock units at a discount. Each restricted stock unit represents the right to receive one share of common stock. The participant purchases restricted stock units at a discount of 30% from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the bonus is paid, which is typically the second Wednesday in February. In 2006, the price used was $60.81, the fair market value of our common stock on February 8, 2006. We refer to the restricted stock units with a value equal to the amount of the 30% discount as the “premium units.” The value of the premium units for 2006 is reflected above in the column entitled “Registrant Contributions in Last Fiscal Year.” The premium units are restricted from sale for a period of four years from the grant date and are forfeited, on a pro rata basis, if a participant’s employment is terminated because of death, retirement or disability within the four-year restricted period. A participant forfeits all of his or her premium units if the participant’s employment is otherwise terminated during the four-year restricted period unless the Compensation Committee exercises its discretion to vest all or a portion of any unvested units. A participant is always 100% vested in his or her non-premium units. We pay dividend equivalents in cash on all units purchased under the MSPP in the same amount as the dividend paid on shares of common stock. In the event of a change of control of the Company, each participant would receive an immediate distribution of shares of our common stock equal to the number of restricted stock units in his or her account. Except as described above, each participant receives shares of our common stock equal to the number of units in his or her account four years from the date of purchase of the units. Participants may also elect, pursuant to the terms of the MSPP, to defer the receipt of all shares until retirement.

SIRP

We provide supplemental retirement benefits to selected key employees, including our named executive officers, pursuant to our Supplemental Insurance/Retirement Plan, or “SIRP.” Under the SIRP, each participant has an individual account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the SIRP.

Each month, we credit an amount to each named executive officer’s SIRP account equal to  1/12 of the executive’s annual salary and incentive bonus, multiplied by 1.1, multiplied by a percentage determined by the executive’s age. The percentage is 2.4% for participants between the ages of 25 and 44, 4.8% for participants between the ages of 45 and 49, 12% for participants between the ages of 50 and 54 and 19.2% for participants between the ages of 55 and 61. Based on this provision, as of December 31, 2006, Ms. Paul’s rate was 19.2%, the rate for Mr. Weiland was 12%, and the rate for Messrs. Ring, Schermerhorn and Kelly was 4.8%. We also credit each account with interest that is compounded monthly at an annual effective rate of 7.0%.

Under the SIRP, an executive is eligible to retire upon reaching eligibility for early retirement under our tax-qualified Employees’ Retirement Plan, which means the executive can only retire after reaching age 55 and completing five years of service. Upon retirement, a SIRP participant is entitled to payment of his or her account balance in monthly installments over a 15-year period, generally beginning six months after termination of employment. Interest continues to be credited each month on the remaining account balance until the account is fully distributed. If an executive dies after SIRP retirement payments have started, his or her beneficiary will receive payments according to the same schedule applicable to the executive, unless the remaining payments are less than a total of $20,000, in which case a lump sum payment is made to the beneficiary. All of our named executive officers have completed five years of service, but only Ms. Paul has reached early retirement age.

In general, if a participant in the SIRP terminates employment before reaching retirement eligibility, he or she will not receive any SIRP benefits. However, the SIRP provides a death benefit and a disability benefit for a participant who dies or becomes disabled before retiring. Benefits under the SIRP are also payable to the named executive officers following a termination of employment within three years after a change of control of the Company. These benefits are described below under the heading “Potential Payments Upon Termination or Change of Control.” An executive will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses.

2005 Executive Bonus Plan and Deferred Compensation Contract, Deferral of Discretionary Bonus

Under our 2005 Executive Bonus Plan, as described above under the narrative to the Summary Compensation Table, if the Compensation Committee permits, participants may elect to defer all or a portion of their bonuses to a deferred account that would be credited with interest. In practice, this option was discontinued in 1998 and is not currently offered to our executive officers.

Ms. Paul has previously deferred bonus payments pursuant to our Deferred Compensation Contract, Deferral of Discretionary Bonus, with the last deferral occurring in 1998. Under the contract, bonus amounts were deferred, at the election of the executive, into a bookkeeping account at the Company that earns interest at the prime rate, compounded monthly. Amounts in the account are payable upon termination of employment with us for any reason. Payments will be made according to a schedule determined by our Board of Directors over a period of up to ten years, or in some circumstances a lump sum may be payable. Ms. Paul will forfeit all benefits due and payable under the contract upon violation of a restrictive covenant with us that generally provides that she will not engage in business activities that are competitive with our businesses.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain various plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a termination following a change of control of C. R. Bard. We grant stock options and restricted stock, along with restricted stock units purchased under our MSPP, under our 2003 Long Term Incentive Plan.

Stock Options

Stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. “Retirement” is defined in the same manner as in our tax-qualified Employees’ Retirement Plan, which generally is age 55 with five years of service. “Disability” is defined in our 2003 Long Term Incentive Plan and generally means an inability of the executive to perform his or her duties to us by reason of a physical or mental disability that is expected to be permanent and has continued for at least six consecutive months. If termination is by reason of death or disability, the option remains exercisable for a period of one year from the date of termination. If termination is by reason of retirement, the executive can exercise the option for the remaining life of the option, which cannot exceed ten years from the grant date. If termination is for any reason other than death, disability or retirement, unvested stock options expire immediately unless the Compensation Committee exercises its discretion to accelerate the vesting of the stock options. Assuming termination of employment of each of the named executive officers on December 29, 2006 by reason of death or disability, or, in the case of Ms. Paul, the only named executive officer that has reached age 55, by reason of retirement, the potential value of unvested stock options for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul would be $7,509,916, $5,428,666, $3,532,690, $1,324,715 and $1,324,715, respectively, based on a price of $82.97 for our common stock.

Restricted Stock

Restricted stock granted to our named executive officers that is not vested will vest if the officer terminates employment by reason of death or disability. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. If termination is for any other reason, including retirement, all restricted stock is forfeited unless the Compensation Committee exercises its discretion to vest any unvested shares. The Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting. Assuming termination of employment of each of the named executive officers on December 29, 2006 by reason of death or disability, or if vesting of all unvested shares were accelerated, the potential value of unvested restricted stock for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul would be $9,065,385, $7,392,129, $1,898,685, $1,005,265 and $1,005,265, respectively, based on a price of $82.97 for our common stock.

MSPP Premium Units

Premium units purchased under our MSPP are subject to a four-year holding period from the date of purchase. A description of the premium units is set forth above under the Nonqualified Deferred Compensation table. Under the MSPP, unvested premium units are forfeited upon termination of employment other than by reason of death, disability or retirement. If employment terminates by reason of death, disability or retirement, the MSPP provides that unvested premium units will vest, on a pro rata basis in 25% increments for each full year of employment since the date of purchase. “Retirement” is defined as early retirement under our tax-qualified Employees’ Retirement Plan, which is termination after reaching age 55 with five years of service. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. Assuming termination of employment of each of the named executive officers on December 29, 2006 by reason of death or disability, or, in the case of Ms. Paul, the only named executive officer that has reached age 55, by reason of retirement, the value of unvested premium units that would have vested for each of Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul is $239,887, $498,670, $74,362, $266,334, and $152,893, respectively, based on a price of $82.97 for our common stock. In addition, the Compensation Committee has the discretion to vest all or a portion of any unvested premium units upon termination of employment of a named executive officer. Upon termination of an executive officer or division head by reason of retirement, the Compensation Committee generally considers on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting of premium units. Assuming the Compensation Committee were to accelerate all unvested shares and units upon termination of employment on December 29, 2006, the potential value of unvested shares and units for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul would be $1,202,816, $2,475,245, $271,063, $1,120,177 and $469,216, respectively, based on a price of $82.97 for our common stock.

Annual Bonus Plan

If an executive were to terminate employment before the end of a fiscal year for reasons other than due to death, disability or retirement, he or she would not receive an annual bonus award for that year. However, if an executive were to terminate employment due to death, disability or retirement, he or she would receive a prorated award for the year of termination. For this purpose, “disability” is defined as a total and permanent disability as determined by a physician, after 26 weeks from the beginning of a physical or mental condition. Retirement means normal or early retirement under our tax-qualified Employees’ Retirement Plan, which is termination after reaching age 55 with five years of service. Assuming termination of employment of each of the named executive officers on December 29, 2006, by reason of death or disability, or, in the case of Ms. Paul, the only named executive officer who has reached age 55, by reason of retirement, the amount of the bonus payable to each of Messrs. Ring, Weiland, Schermerhorn, Kelly and Ms. Paul would be $1,118,836, $729,182, $447,534, $338,137, and $314,268, respectively. These amounts are calculated assuming the named executive officer received 100% of his or her 2006 target award amount, prorated through December 29, 2006.

Pension and Supplemental Executive Retirement Plan Benefits

Our named executive officers participate in our tax-qualified Employees’ Retirement Plan and our nonqualified SERP, which are described in detail above in the narrative under the Pension Benefits table. If an employee terminates employment with us and has a vested benefit under the plans at that time, he or she is eligible for benefits. Benefits under the plans are vested after five years of service with us. Under the SERP, each participant would also become fully vested upon a change of control. Each of our named executive officers has completed the service required for vesting and is fully vested under both of these plans.

The plans together provide for monthly benefits at normal retirement (age 65) equal to 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. In addition to the normal retirement benefit that would be payable under the standard formula at age 65 or as early as age 62, the Employees’ Retirement Plan and SERP provide reduced benefits upon early retirement (age 55), or, to a lesser extent, upon termination of employment. The plans also provide limited death benefits and limited benefits upon termination due to disability. Of our named executive officers, only Ms. Paul is currently eligible for early retirement under the plans. If she had retired on December 29, 2006 and elected a lump sum distribution, she would have received a combined benefit under the plans of $811,340.

The monthly amount of benefits available upon termination of employment before early retirement other than due to death or disability is equal to the age 65 benefit under the standard formula based on accruals as of termination of employment, but reduced by 0.5% per month for each full calendar month between ages 55 and 62, and further reduced actuarially to the date payments begin prior to age 55. Each of our named executive officers would be eligible for benefits under this provision upon termination of employment. Under the plans, a participant is eligible for disability benefits if he or she is unable to engage in any substantial gainful activity (employment) by reason of any medically determined physical or mental condition that can be expected to result in death or to last for at least 12 months. The monthly amount of benefits available upon disability is equal to the age 65 benefit under the standard formula based on accruals as of the date employment terminates due to disability, reduced by 0.5% per month for each full calendar month that disability benefits begin before the participant would reach age 62, but not below the amount of the benefit that would be payable upon termination for reasons other than disability. Assuming termination and commencement of benefits on December 29, 2006, the lump sum value of the combined benefits payable under the plans to Mr. Ring would have been $910,428. Mr. Weiland would have received a combined lump sum benefit of $770,412. Mr. Schermerhorn would have received a combined lump sum benefit of $393,082. Mr. Kelly would have received a combined lump sum benefit of $466,693.

The general pre-retirement death benefit under the plans is equal to the survivor benefit that would be paid assuming the participant’s accrued benefit at the time of death were paid beginning at early retirement age under a joint and 50% spousal survivor annuity form of benefit. Pre-retirement death benefits are also payable after age 55 to the participant’s surviving spouse or, if there is no surviving spouse, surviving children under age 21. The post-age 55, pre-retirement monthly death benefit would be equal to the amount of monthly retirement payment that would apply if the participant had retired at the time of death and elected a joint and 100% survivor annuity option. Assuming termination due to death and commencement of survivor benefits on December 29, 2006, the survivor benefit payable with respect to Messrs. Ring, Weiland, Schermerhorn and Kelly would be approximately 45% — 55% of the lump sum payable upon termination of employment as described above. The survivor benefit payable with respect to Ms. Paul would be approximately 80% — 95% of the lump sum payable upon early retirement as described above.

Our executives are generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method, although the timing and form of payment under the SERP may be affected by Section 409A of the Internal Revenue Code, which limits an employee’s right to make changes to the timing and form of payment of nonqualified retirement benefits. Although the plans’ formula provides for a monthly benefit for life as the basic form of payment, executives could elect alternative payment options, including a lump sum and various annuities. Payments under the Employees’ Retirement Plan would be paid from that plan’s trust, which is funded solely through annual employer contributions and any earnings on those contributions. We would pay benefits under the SERP directly from our general assets.

Supplemental Insurance/Retirement Plan and Key Executive Insurance Plan

We provide supplemental retirement, death and disability benefits to selected key employees, including the named executive officers, pursuant to our SIRP, as described above in the narrative under the Nonqualified Deferred Compensation table. A participant forfeits all benefits owed under the SIRP upon violation of certain restrictive covenants with us, or upon termination of employment before age 55, other than termination due to death or disability or termination within three years after a change of control. The restrictive covenants generally provide that the executive officer will not engage in business activities that are competitive with our businesses and will maintain the confidentiality of our confidential information. We pay SIRP benefits from our general assets.

Since none of Messrs. Ring, Weiland, Schermerhorn nor Kelly have reached age 55, they would not have been eligible for any benefits under the SIRP if their employment had terminated on December 29, 2006 for any reason other than due to death or disability. Assuming retirement on December 29, 2006, Ms. Paul would have received the aggregate balance in her SIRP account as set forth in the Nonqualified Deferred Compensation table above, paid in monthly installments over 15 years beginning six months after termination of employment.

If a participant dies while employed with us, the SIRP provides a death benefit instead of retirement benefits. The death benefit for Messrs. Weiland, Schermerhorn and Kelly equals the greater of (i) 5.5 times the executive’s annual base salary, and (ii) three times the executive’s annual base salary, plus the balance of the participant’s SIRP account at the time of death. The death benefit under the SIRP for Mr. Ring and Ms. Paul equals three times the executive’s annual base salary, due to their participation in the Key Executive Insurance Plan, or KEIP. The SIRP and KEIP death benefits together provide Mr. Ring and Ms. Paul with a death benefit equal to 5.5 times annual base salary. The KEIP is a split-dollar life insurance arrangement that we previously established for certain executives, including each of Mr. Ring and Ms. Paul. Under the KEIP, we initially paid a portion of the premiums on a whole life insurance policy for the executive, and the executive paid a portion of the premiums. We no longer pay premiums on the policies, but the policies remain in effect with premiums paid from the accumulated value of the policies. Upon the executive’s death, the executive’s beneficiary is entitled to a portion of the benefits payable under the policy equal to 2.5 times the executive’s then-current annual base salary, payable in installments over 60 months. We are entitled to the remainder of the benefits payable under the life insurance policy after satisfaction of the executive’s benefits.

Under the SIRP, a portion of the death benefit equal to 50% of the executive’s annual base salary is payable in a lump sum upon the executive’s death, and the remainder is payable in equal installments over 60 months. Assuming termination of employment due to death on December 29, 2006, the benefits payable under the SIRP with respect to Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul would have been $2,700,000, $4,032,600, $2,750,000, $2,337,500, and $1,185,000, respectively. In addition, assuming termination of employment due to death on December 29, 2006, the total benefits payable under the KEIP with respect to Mr. Ring would have been $2,250,000 and the total benefits payable under the KEIP with respect to Ms. Paul would have been $987,500. The amounts payable under the KEIP would have been paid by the insurer pursuant to the whole life insurance policies subject to the KEIP.

If an executive becomes disabled before retirement and remains disabled through age 65, the SIRP pays benefits beginning at age 65. This benefit would be calculated as if the executive had remained employed through age 65. If the disability ceases after age 55 but prior to age 65, and the executive does not return to active employment, the executive receives benefits as if he or she had retired on the date the disability ceased. If an executive becomes disabled and dies before age 65 while remaining disabled, no retirement benefits are payable, but we pay the death benefit described above.

Severance

We do not have a separate formal severance program for executive officers who have change of control agreements. As a result, a decision to make a severance payment to an executive officer is in the discretion of the Compensation Committee. In determining the amount of severance, if any, for executive officers whose employment is terminated by us, the Compensation Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the departure, our past practices and then-current market practices. We have, however, entered into an agreement with Mr. Weiland in 1995 at the start of his employment that requires us to pay him one year of base salary and bonus if he is terminated without cause. The term “cause” is not defined in the agreement. Assuming termination on December 29, 2006, the amount of the payment to Mr. Weiland would equal $1,466,400, calculated using his base salary for 2006 plus a bonus component valued at 100% of his target bonus for 2006.

Deferred Compensation Contract, Deferral of Discretionary Bonus

As discussed above under the Nonqualified Deferred Compensation table, Ms. Paul has previously deferred bonus payments pursuant to our Deferred Compensation Contract, Deferral of Discretionary Bonus. Amounts in the account are payable upon termination of employment with us for any reason, including, without limitation, termination following a change of control. If Ms. Paul’s employment with us had terminated on December 29, 2006, she would have received the amount set forth above in the Nonqualified Deferred Compensation table.

Payments upon Termination Following a Change of Control

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide for benefits upon:

(A) termination of employment by the executive for “good reason,” or by us without “cause,” in either case within three years after a change of control, or before a change of control if the executive is terminated in connection with a proposed change of control; or

(B) the executive’s termination for any reason during the six-month period following the first anniversary of a change of control.

The benefits are as follows:

•	accrued base salary and a prorated bonus through the date of termination;

•	severance pay equal to three times the sum of the executive officer’s highest base salary and average annual incentive bonus during the prior three years;

•	all compensation previously deferred by the executive officer and not yet paid to him or her;

•	an amount equal to the additional accruals under our pension plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation;

•	continued participation in our benefit plans for three years, or, if such participation is not possible, provision of substantially similar benefits; and

•	outplacement services and financial counseling services for three years.

We must pay the cash amounts in a lump sum within ten days after termination of the executive’s employment, unless the executive elects to receive installments. Payments to certain employees, including our named executive officers, are required by law to be delayed for six months after termination of employment. The agreements also provide for a gross-up payment if the executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code. This payment would be calculated by a national accounting firm so that the amount remaining, after all taxes have been paid from the gross-up payment, is equal to the amount of the executive’s excise tax.

“Change of control” is defined in the agreements as any change of control that has to be reported on Form 8-K. A change of control is also deemed to occur upon the acquisition by a person or a group of 20% or more of the voting power of our stock or a change in the members of our Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors.

The executive could terminate for “good reason” upon: (i) any action by us that results in a reduction in the executive’s position, authority, duties or responsibilities, other than a minor action that is remedied promptly after the executive notifies us of the action; (ii) our failure to provide a minimum level of compensation and benefits, as well as expense reimbursement and support staff, based on the level provided prior to the change of control; (iii) our requiring the executive to relocate to an office more than 35 miles from the current location; (iv) our attempt to terminate the executive in a manner not permitted by the agreements (for example, terminating the executive for cause without providing the required notice of termination); or (v) our failure to require a successor to assume the agreements. “Cause” is defined as (i) any act of dishonesty intended to result in substantial personal enrichment of the executive at our expense; (ii) repeated willful and deliberate violations of the executive’s job responsibilities under the agreement that are not corrected after notice from us; or (iii) the executive’s conviction for a felony.

In addition, upon the executive’s termination due to death or disability after a change of control, the agreements require death or disability benefits, as applicable, to be provided to the executive and his or her family at least as favorable as those in effect prior to the change of control.

The agreements expire three years after any change of control or, if earlier, upon the executive’s reaching the normal retirement date under our retirement plan, which is age 65. Under certain circumstances, the Board of Directors may also terminate the agreements prior to any change of control. The agreements also will expire upon the executive officer’s death, permanent disability or termination of employment for cause. The agreements require the executive officers to maintain the confidentiality of our information.

The potential payments to our named executive officers upon termination of employment following a change of control of the Company are described below under the headings “Change of Control Agreements,” “Long Term Incentive Plan” and “SIRP.” All amounts are calculated assuming termination on December 29, 2006.

Change of Control Agreements

The following table describes the potential payments that would be made pursuant to the change of control agreements presently in effect between us and each of the named executive officers upon termination of employment following a change of control of the Company.

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Brian P. Kelly	Amy S. Paul(8)
Severance Payment(1)	$6,164,373	$4,737,686	$3,029,176	$2,334,352	$2,281,723
Bonus — Year of Termination(2)	$1,145,300	$839,075	$505,536	$350,215	$362,570
Additional Pension Payment(3)	$965,147	$796,262	$393,344	$331,435	$560,103
Financial Counseling Services(4)	$15,000	$15,000	$15,000	$15,000	$15,000
Welfare Benefit Continuation(5)	$40,702	$40,702	$40,702	$40,702	$40,702
Outplacement Services(6)	$25,000	$25,000	$25,000	$25,000	$25,000
Excise Tax & Gross-Up(7)	$7,706,623	$4,792,467	$3,068,871	$2,396,709	$—

(1)	Amounts represent three times the sum of the highest base salary and average annual incentive bonus during the prior three years.

(2)

Amounts represent the incentive bonus for the year in which the termination of employment occurs, on a pro rata basis through the date of termination, based on an average of the annual incentive bonus during the prior three years.

(3)	Amounts represent the present value of additional accruals under our Employees’ Retirement Plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation. Amounts are based on the plans' calculation of lump sum payments, which for terminations in December 2006 use an interest rate of 5% and the applicable mortality table as provided in IRS Revenue Ruling 2001-62. The lump sum is the present value of the benefit provided at the earliest retirement age.

(4)	Amounts represent estimated cost of financial planning services for a period of three years, assuming a cost of $5,000 per year.

(5)	Amounts represent the present value of the estimated cost for continuation of welfare benefits, which are life, health and disability benefits, for a period of three years, assuming a cost of $15,000 per year. For purposes of the present value calculation, we used 120% of the short-term applicable federal interest rate of 5.892%, compounded semi-annually.

(6)	Amounts represent estimated cost for outplacement services for a period of three years, assuming a one-time cost of $25,000.

(7)	Amounts represent estimated excise taxes plus an estimated “gross-up” payment relating to the excise tax, assuming an effective individual federal income tax rate of 35%, a state income tax rate of 8.97% and a Medicare tax rate of 1.45%. The gross-up payment is an additional amount that we are required to pay to the executive in order to make the executive whole for federal excise taxes imposed on the executive as a result of the executive’s receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In determining the excise tax and gross-up amount shown in this table, we allocated a portion of the value of the payments to be made to the executive to a one-year non-compete agreement with the executive. We have been advised that such an allocation is customary in the event of an actual change of control and would result in a reduction of the amount of the applicable excise tax. For purposes of this table, the value allocated to the non-compete agreements with the named executive officers is the aggregate value of the executive's compensation and benefits for 2006 as reflected in the Summary Compensation Table above. In the event of an actual change of control, an alternative approach to determine the value to allocate to the non-compete agreement may be used, which could include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have not been included in determining the estimated excise tax because we have been advised that it is customary for such regular and recurring bonus payments to be excluded from the calculation of excise tax under section 280G of the Internal Revenue Code.

(8)	Ms. Paul is also entitled to amounts previously deferred under our Deferred Compensation Contract, Deferral of Discretionary Bonus as described above in the Nonqualified Deferred Compensation table and the narrative following the table.

Long Term Incentive Plan

Our named executive officers currently hold restricted stock and stock options awarded under our 2003 Long Term Incentive Plan and its predecessor plan, our 1993 Long Term Incentive Plan, as well as premium units that they purchased under our MSPP, which is a program under our 2003 Long Term Incentive Plan. Each of these plans provides that any securities that are not vested become immediately vested upon a change of control. “Change of control” is defined substantially in the same manner as in our change of control agreements as described above.

The following table describes the potential value to the named executive officers associated with the accelerated vesting of unvested restricted stock, stock options and MSPP premium units upon termination of employment following a change of control of the Company.

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Brian P. Kelly	Amy S. Paul
Unexercisable Stock Options(1)	$7,509,916	$5,428,666	$3,532,690	$1,324,715	$1,324,715
Unvested Restricted Stock(2)	$9,065,385	$7,392,129	$1,898,685	$1,005,265	$1,005,265
Unvested MSPP Premium Shares/Units(3)	$1,202,816	$2,475,245	$271,063	$1,120,177	$469,216

(1)	Aggregate amount of the spread between the exercise price of unexercisable stock options and $82.97, the closing price of our common stock on December 29, 2006. As described above under “Stock Options,” stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment after reaching retirement age. Ms. Paul has reached the age of retirement and, as a result, her unvested stock options would vest upon her termination, with or without a change of control.

(2)	Aggregate value of unvested shares of restricted stock calculated at a price of $82.97 per share.

(3)	Aggregate value of unvested premium shares and units under our MSPP calculated at a price of $82.97 per share.

Limited stock appreciation rights, or “LSARs,” are granted to our named executive officers in tandem with stock options. The LSARs may only be exercised within sixty days after a change of control of the Company. The LSARs give an executive the right to receive payment in cash or shares (as determined by us) equal to the difference between the fair market value of a share of our common stock on the date of exercise, or, if higher, the highest price per share paid in connection with the change of control, minus the exercise price of the option. In the event the LSAR is exercised, the related options are cancelled, and vice versa. The LSARs are vested to the same extent as the related stock options. The term “change of control” applicable to LSARs is defined in the same manner as in the change of control agreements, as described above. The potential value to the named executive officers upon exercise of their LSARs following a change of control, assuming the fair market value on December 29, 2006 is at least as high as the change of control price, is as set forth in the table above in the “Unexercisable Stock Options” row.

SIRP

We provide supplemental retirement benefits to the named executive officers pursuant to our SIRP. Retirement benefits under our SIRP are payable to the named executive officers following a termination of employment for any reason within three years after a change of control of the Company. The amount payable upon termination within three years after a change of control is the usual retirement benefit under the SIRP, but with the account balance calculated as if the executive had remained employed and continued to receive annual accruals to his or her account, and retired upon reaching age 65. The age 65 account balance is determined by assuming a 6% increase in salary and bonus each year after termination. The projected age 65 benefit payable over 15 years is then converted to a lump sum payable six months after termination. The lump sum is calculated by discounting back the projected age 65 benefit to the executive’s actual age, using a 4.29% interest rate. The executive may also elect to defer payment of the lump sum to a fixed future date, subject to certain restrictions. “Change of control” is defined under the SIRP as the beneficial ownership by a person of 25% or more of the voting power of our stock or a change in a majority of our Board of Directors during any period of two years or less. Assuming a termination on December 29, 2006 following a change of control, the amount of the payment under the SIRP to each of Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul would equal $9,190,765, $6,468,882, $4,705,041, $2,999,597 and $1,881,793, respectively. The amount for Ms. Paul reflects the additional benefit she would receive due to a change of control, but does not include the current vested portion of her SIRP account. The vested portion of her SIRP account is reflected in the Nonqualified Deferred Compensation table above.

DIRECTOR COMPENSATION

The table below sets forth compensation received by each non-employee director during 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Marc C. Breslawsky	75,500	67,866	39,089	—	—	71,550	254,005
T. Kevin Dunnigan	107,050	57,026	39,089	—	—	66,550	269,715
Herbert L. Henkel	86,100	39,676	39,089	—	—	71,550	236,415
Theodore E. Martin	83,750	22,331	36,999	—	—	66,550	209,630
Gail K. Naughton	66,550	28,836	32,822	—	—	71,550	199,758
Tommy G. Thompson	64,900	39,676	11,533	—	—	71,550	187,659
Anthony Welters	80,800	22,331	39,089	—	—	66,550	208,770
Tony L. White	84,800	50,521	39,089	—	—	71,550	245,960

(1)	Messrs. Breslawsky, Henkel, Martin, Thompson and Welters have deferred all of their cash fees earned in 2006 into 1,053, 1,191, 1,161, 909 and 1,122 shares of phantom stock, respectively. Messrs. Dunnigan and White did not defer their cash fees in 2006; however, deferral accounts for fees deferred in previous years are maintained on their behalf. Dr. Naughton did not defer her cash fees in 2006. For a description of the fees paid to non-employee directors and the deferral of such fees, see “Fees and Deferred Compensation” below.

(2)	Amounts in this column include the aggregate amount of stock award expense in 2006 under our 2005 Directors’ Stock Award Plan. The grant date fair value for awards made to Messrs. Breslawsky, Henkel and Thompson on October 2, 2006 was $89,916, and for awards made to all non-employee directors on October 11, 2006 was $30,476. For a description of the assumptions used to arrive at these amounts, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006. For a description of the stock awards granted to non-employee directors, see “Stock Awards and Option Awards — Stock Awards” below.

(3)	Amounts in this column represent the aggregate amount of stock option expense in 2006 under our 2005 Directors’ Stock Award Plan. The grant date fair value for awards made in 2006 was $27,192. For a description of the assumptions used to arrive at these amounts, see Note 8 to Consolidated Financial Statements contained in our Form 10-K/A for the year ended December 31, 2006. For a description of the stock options granted to non-employee directors, see “Stock Awards and Option Awards — Option Awards” below.

(4)	Amounts in this column include the value of share equivalent units granted to non-employee directors on December 29, 2006 under our Stock Equivalent Plan. For a description of the method for calculating the number of share equivalent units granted under the Stock Equivalent Plan, see “Stock Equivalent Plan for Outside Directors” below. For Messrs. Breslawsky, Henkel, Thompson and White, and Dr. Naughton, the amount in this column also includes contributions in the amount of $5,000 made by our charitable foundation for 2006 on their behalf under the foundation’s matching gift program. For a description of the matching gift program, see “Matching Gift Program” below.

The table below sets forth the aggregate number of stock awards, option awards, phantom stock shares under the Deferred Compensation Contract and share equivalent units under the Stock Equivalent Plan held by each director as of December 31, 2006.

	Stock Awards #	Option Awards #	Deferred Compensation Contract — Phantom Stock Shares #	Stock Equivalent Plan — Share Equivalent Units #
Marc C. Breslawsky	5,600	20,400	22,133	18,267
T. Kevin Dunnigan	5,946	20,400	21,025	23,895
Herbert L. Henkel	3,600	13,200	7,478	5,931
Theodore E. Martin	1,600	7,200	3,912	4,185
Gail K. Naughton	1,600	6,000	—	2,781
Tommy G. Thompson	2,000	2,400	1,310	1,806
Anthony Welters	3,832	18,000	10,472	11,073
Tony L. White	4,914	20,400	18,599	18,267

Fees and Deferred Compensation

Cash Fees

Non-employee directors receive an annual cash retainer in the amount of $46,750, payable quarterly. In addition, for each Board and committee meeting attended and for scheduled interim conferences, each non-employee director receives a fee of $1,650, except for committee chairs, who receive a fee of $3,650 for each committee meeting and scheduled interim conference. Directors who are also our employees do not receive any additional compensation for their service as directors.

Deferred Compensation Contract

Our directors may defer all or a portion of their cash fees under our Deferred Compensation Contract, Deferral of Directors’ Fees. Under this arrangement, the director’s deferred amounts are credited to a bookkeeping account for the director. The director may elect (i) to have the account credited with interest, or (ii) to have the account deemed invested in shares of our common stock, referred to as “phantom” stock, with the value of the account determined by the price of our common stock and the number of phantom stock shares in the account. Each of our directors who currently defers fees has elected to convert the deferrals to phantom stock. Those directors are credited with a number of phantom stock shares equal to the dollar amount of fees deferred, divided by the value of a share of our common stock on the date the fees would otherwise have been paid. Upon termination of service as a director, we convert the phantom stock in the director’s account back to a cash value by multiplying the total number of shares of phantom stock by the value of a share of our common stock at that time. No shares of our common stock are purchased or issued in connection with this arrangement, and all accounts are paid in cash. We pay the value of the account in up to ten annual installments or as a lump sum, as elected by the director. Dividend equivalents are credited on phantom stock in the same amount as paid on our common stock and are automatically deemed reinvested into additional shares of phantom stock.

Stock Awards and Option Awards

We grant stock awards and option awards to non-employee directors under our 2005 Directors’ Stock Award Plan, or the “Stock Award Plan.”

Stock Awards

The Stock Award Plan provides for the grant of automatic, or “formula-based,” stock awards to each director in the year of his or her appointment, election or re-election as a director. Under the formula, each director receives a grant of 400 shares of restricted stock for each year or partial year remaining in his or her term on the first business day in October following appointment or election. Therefore, a director who is elected to the Board of Directors for a three-year term receives a stock award of 1,200 shares of common stock. The shares are subject to both a vesting restriction and transfer restriction. 400 of the shares vest immediately and the remaining 800 shares are subject to forfeiture and vest in 50% increments on each of the first two anniversaries of the grant date. Once vested, the shares are subject to a restriction on transfer for an additional period of two years, but are no longer subject to forfeiture. Any unvested shares of a formula-based stock award are forfeited if a person ceases to serve as a director for any reason.

We may also grant our non-employee directors additional discretionary, or “nonformula-based,” stock awards under the Stock Award Plan. The Governance Committee grants these shares and sets any conditions or restrictions. On October 11, 2006, the Governance Committee granted each non-employee director a nonformula-based stock award of 400 shares that vest in full at the end of three years. Subject to the discretion of the Governance Committee, unvested shares of a nonformula-based stock award are forfeited in the event a person ceases to serve as a director, except as a result of death or retirement, in which case all such shares will vest. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to stock awards granted under the plan.

Option Awards

The Stock Award Plan also provides for the grant of formula-based option awards. The option awards are granted in July and provide for the purchase of 1,200 shares of our common stock. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 400 share increments on each of the first three anniversaries of the grant date. “Fair market value” is defined under the Stock Award Plan as the average of the high and low prices of our common stock on the date of grant as reported on the NYSE. The options granted in July 2006 have an exercise price of $73.99 per share.

The Governance Committee may also grant non-employee directors additional nonformula-based option awards under the Stock Award Plan, and determines any conditions or restrictions on the grants. No nonformula-based option awards were granted to directors in 2006.

If a person ceases to serve as a director for any reason other than death or retirement, any unvested options will terminate. If a person ceases to serve as a director as a result of his or her death, his or her personal representative may exercise all vested and unvested options for a period of one year but in no event beyond the term of the option. If a person ceases to serve as a director as a result of his or her retirement, he or she may exercise all vested options through the term of the option, and all unvested options will terminate. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to option awards under the plan.

Stock Equivalent Plan for Outside Directors

We also maintain the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., or the “Stock Equivalent Plan.” Under the Stock Equivalent Plan, we maintain a bookkeeping account for each non-employee director to which we credit an amount on December 31 each year. The account is deemed invested in shares of our common stock, referred to as “share equivalent units,” with the value of the account determined by the price of our common stock and the number of share equivalent units in the account. No shares of our common stock are actually purchased or issued in connection with this arrangement. The annual grant of share equivalent units under the Stock Equivalent Plan is determined according to a formula, which provides that a director receives a number of share equivalent units equal to (i) the sum of (A) the annual retainer then in effect for non-employee directors and (B) 12 times the per-meeting fee for non-employee directors then in effect, divided by (ii) the fair market value of a share of our common stock on the last trading day of the year. The fair market value is defined as the average of the high and low selling prices of our common stock on the NYSE. Based on the formula described above, the value of the share equivalent units granted to each non-employee director effective December 31, 2006 was $66,550, and included 800 share equivalent units based on a price of $83.23 per share, the fair market value of our common stock on December 29, 2006, the last trading day of the year.

Each director’s account in the Stock Equivalent Plan becomes vested after five years of service on our Board of Directors, or immediately upon a change of control, which is defined the same as under our executive change of control agreements described above. If the account is not vested at the time the director terminates service, all benefits are forfeited. In addition, if we terminate a director for “cause,” his or her entire account, whether vested or unvested, will be forfeited. “Cause” is defined as a breach of a director’s duty of loyalty to us or our shareholders, any act not in good faith or involving a knowing violation of law, or any act resulting in the director’s receipt of an improper personal benefit. Other than following a change of control or after the director’s death, a director will also forfeit any remaining unpaid benefits if he or she fails to remain available to provide advice and counsel to us or engages in activities the Board of Directors determines to be competitive with our interests following termination of service.

Payment of benefits generally may not begin before the director reaches age 55. The value of the director’s account is equal to the total number of share equivalent units credited to the account, multiplied by the average of the closing prices of our common stock on the NYSE during the six-month period immediately preceding the director’s date of termination. We pay benefits under the Stock Equivalent Plan in cash, either in a lump sum or in quarterly installments over a number of years equal to the number of full or partial years the director served on our Board of Directors, at the director’s election. If the director elects to receive a lump sum, the amount of the lump sum is equal to the present value of the installment payments, discounted using the 30-year treasury rate in effect on the date the director terminates service. If our directors’ annual retainer or meeting fees are increased after a participant terminates service as a director, the Governance Committee may, in its discretion, prospectively increase the benefit payments to be paid or being paid to any retired non-employee directors.

In the event of a participant’s death on or after payment has begun, his or her beneficiary will receive the participant’s remaining interest. If a participant dies before payment has begun, the participant’s beneficiary will receive the payments, if any, that the participant would have received if the participant had terminated service as a director on the date of the participant’s death. Since benefits under the Stock Equivalent Plan are generally payable to non-employee directors only after a director has served on the Board of Directors for at least five years, the beneficiary of a director who terminates service due to death before completing five years of service would typically not receive any benefits under the Stock Equivalent Plan. To offset this, we pay an additional death benefit for non-employee directors equal to $25,000 per year for each year of service on the Board of Directors, up to five years. After the director completes five years of service, we no longer provide the additional death benefit, and any benefits payable to the director’s beneficiary would be determined by the terms of the Stock Equivalent Plan. We have not purchased insurance relating to the additional death benefit and therefore any benefits would be paid out of our general assets.

Matching Gift Program

Directors are eligible to participate in the C. R. Bard Foundation, Inc. Matching Gift Program, under which our foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in the Program is $5,000 in any calendar year.

RELATED PARTY TRANSACTIONS

We offer a relocation program for employees who relocate at our request and, in appropriate circumstances, to new employees who relocate in connection with their employment by us. We believe this program offers a valuable incentive to attract and retain key employees. The relocation program provides a relocating employee who is eligible for benefits under the relocation program with financial assistance, both in selling his or her existing home and in purchasing a new residence.

In 2006, Frank Lupisella Jr., our Vice President and Controller, received benefits under the relocation program in connection with his relocation to our corporate headquarters in Murray Hill, New Jersey. In 2006, Mr. Lupisella sold his home to the relocation company pursuant to the relocation program for $800,500 based on the appraised value of the home. The relocation company has entered into a contract to sell the home for $726,000 in April 2007. Upon the sale of the home, we have agreed to pay the relocation company the difference between the purchase price paid to Mr. Lupisella by the relocation company and the amount of the final sale price, along with out-of-pocket expenses (e.g., taxes, maintenance, utilities, insurance, etc.) and associated fees.

Policies and Procedures for Transactions with Related Persons

We attempt to analyze all transactions in which C. R. Bard participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. Our Business Ethics Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to our President and Chief Operating Officer or to another corporate officer. The President and Chief Operating Officer or other officer will generally consult with the Law Department, and a determination will be made as to whether the activity is permissible. A copy of our Business Ethics Policy is available on our website at www.crbard.com.

In addition to the reporting requirements under the Business Ethics Policy, to identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by the Law Department of all companies known to the Law Department that are affiliated with a related person. Any potential transactions with such companies or any potential related party transactions are reviewed by the Law Department and brought to the attention of the Governance Committee as appropriate. Our Governance Committee is responsible for reviewing and approving all material transactions with any related person, including any charitable contributions to an affiliated entity above $25,000.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	9,676,837	(1)	$41.05	4,258,357	(2)
Equity compensation plans not approved by security holders	182,472	(3)	$22.35	—

Total	9,859,309		$40.71	4,258,357

(1)	Includes 8,205,320 options (which do not carry dividend equivalent rights) and 1,471,517 awards of restricted stock, restricted stock units and other performance-based awards (including awards representing 340,645 shares purchased by participants under the MSPP).

(2)	Includes 121,966 shares under the 2005 Directors’ Stock Award Plan, 3,857,223 shares under the 2003 Long Term Incentive Plan and 279,168 shares under the 1998 Employee Stock Purchase Plan.

(3)	Shares previously issued under the Management Stock Purchase Plan that remain subject to forfeiture. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP, a program under our shareholder-approved 2003 Long Term Incentive Plan. Accordingly, no further shares will be issued under the Management Stock Purchase Plan. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described above under the Nonqualified Deferred Compensation Table.

AUDIT COMMITTEE REPORT

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Company’s consolidated audited financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent registered public accounting firm its independence. We have considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

THE AUDIT COMMITTEE

T. Kevin Dunnigan, Chairman

Marc C. Breslawsky

Theodore E. Martin

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP to audit our accounts for the fiscal year ending December 31, 2007. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of our common stock are asked to ratify this selection. We have been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. We expect that the representatives will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE “FOR” PROPOSAL NO. 2.

Fiscal 2006 and 2005 Audit Firm Fee Summary

The following table presents the aggregate fees billed for professional services rendered by our independent registered public accounting firm in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2006 and December 31, 2005.

Type of Fees	2006	2005
Audit Fees	$3,140,000	$3,030,000
Audit-Related Fees(1)	$177,000	$170,062
Tax Fees(2)	$896,000	$1,019,000
All Other Fees	—	—

Total	$4,213,000	$4,219,062

(1)	Audit-related professional services consisted of audits of benefit plans, audits of certain subsidiaries, consultations and planning related to compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2006 were $327,000, $479,000, and $90,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2005 were $294,000, $625,000 and $100,000, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee pre-approved all of the services for the fiscal year ended December 31, 2006, described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independence of the independent registered public accounting firm is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. The Audit Committee must separately pre-approve any service not specifically included in the policy, including the fee level for that service.

Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available, provided that any pre-approval decision made by the Chairman for permissible tax services is limited to $25,000. The Chairman must report such approval to the Audit Committee at its next meeting.

MISCELLANEOUS

We do not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but we expect that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments of the meeting in accordance with the discretion of the persons named therein.

The cost of this solicitation will be borne by us. We expect that proxies will be solicited through the use of the mails, but our officers and regular employees may solicit proxies personally or by telephone or special letter. We have retained the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and expect to pay that firm a fee of approximately $8,500 plus out-of-pocket expenses. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to shareholders.

We have furnished our Annual Report to Shareholders and Form 10-K/A for 2006, including certified financial statements, to all persons who were our shareholders on the record date for the Annual Meeting.

PROPOSALS OF SHAREHOLDERS

We must receive any proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in our proxy statement at our principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 16, 2007, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Our By-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders, other than proposals to be included in a proxy statement, or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. These procedures require that the shareholder give timely written notice to our Secretary. To be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 days (no later than January 19, 2008 for the 2008 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 20, 2007 for the 2008 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after that anniversary date, to be timely, we must receive notice not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting of shareholders.

HOUSEHOLDING

Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While we do not household in mailings to our shareholders of record, a number of brokerage firms with account holders who are our shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of our proxy statement and annual report by contacting us at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling our Secretary at 908-277-8000 or by accessing our website at www.crbard.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Directions to the North Maple Inn

On I-287 (North or South), take Exit 30-A (North Maple Ave.,

Basking Ridge). At top of exit ramp, turn right on North Maple

Avenue to underpass. First right after underpass is entrance to the North Maple Inn.

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
6:00 p.m., New York Time, on April 17, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	[GRAPHIC]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1.	Election of Directors for a term of three years:

		For	Withhold		For	Withhold		For	Withhold
01	- Theodore E. Martin	☐	☐	02 - Anthony Welters	☐	☐	03 - Tony L. White	☐	☐

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year 2007.	For	Against	Abstain
		☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

2007 Annual Meeting of

C. R. Bard, Inc. Shareholders

April 18, 2007 at 10:00 a.m.

North Maple Inn

300 North Maple Avenue

Basking Ridge, New Jersey 07920

This portion of your proxy card will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you be able to attend.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — C. R. Bard, Inc.

Proxy Solicited On Behalf Of The Board Of Directors

The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Stephen J. Long, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. Bard, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. Bard, Inc. to be held at North Maple Inn, 300 North Maple Avenue, Basking Ridge, New Jersey on Wednesday, April 18, 2007 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the B.E.S.T. 401(k) Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m.New York time on April 13, 2007, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of directors for a term of three years, and “FOR” proposal 2.

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE REVERSE SIDE. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

(Items to be voted on appear on reverse side.)